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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THERAVANCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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March 12, 2013

Dear Stockholder:

        I am pleased to invite you to attend Theravance, Inc.'s 2013 Annual Meeting of Stockholders, to be held on Wednesday, April 24, 2013 at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080. The meeting will begin promptly at 1:00 p.m., local time.

        Enclosed are the following:

  •
  our Notice of Annual Meeting of Stockholders and Proxy Statement for 2013;

  •
  our Annual Report on Form 10-K for 2012; and

  •
  a proxy card with a return envelope to record your vote.

        Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

        On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

Rick E Winningham Chief Executive Officer

901 Gateway Boulevard
South San Francisco, CA 94080

T 650.808.6000 F 650.827.8690
www.theravance.com

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 24, 2013

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Theravance, Inc., a Delaware corporation (the "Company"). The meeting will be held on Wednesday, April 24, 2013, at 1:00 p.m. local time at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080 for the following purposes:

  1.
  To elect directors to serve for the ensuing year.

  2.
  To approve a non-binding advisory resolution regarding executive compensation.

  3.
  To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

  4.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is March 1, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Bradford J. Shafer Senior Vice President, General Counsel and Secretary

South San Francisco, California
March 12, 2013

            You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be held on April 24, 2013:

The proxy statement is available at http://investor.theravance.com/proxy.cfm.

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, California 94080

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

April 24, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Theravance, Inc. (sometimes referred to as the "Company" or "Theravance") is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the enclosed proxy card to submit your proxy via telephone or on the Internet.

        The Company intends to mail this Proxy Statement and accompanying proxy card on or about March 18, 2013 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on March 1, 2013 will be entitled to vote at the Annual Meeting. On this record date, there were 99,262,418 shares of Company common stock ("Common Stock") outstanding. The holders of Common Stock have the right to one vote for each share they held as of the record date.

  Stockholder of Record: Shares Registered in Your Name

        If on March 1, 2013 your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on March 1, 2013 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. If you do not provide instructions for voting the shares that you beneficially own, the organization holding your shares cannot vote them for you for the election of directors, nor can they vote them for you on Proposal 2. We encourage you to provide voting instructions to the brokerage firm, bank, dealer, or other similar organization that is the record holder of your shares. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

What am I voting on?

        There are three matters scheduled for a vote:

  •
  Election of nine directors;

  •
  Approval of a non-binding advisory resolution regarding executive compensation; and

  •
  Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

How do I vote?

        With regard to the election of directors, you may either vote "For" all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy "For" the election of any persons in addition to the nine named nominees. For other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are explained below.

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote on the Internet, please follow the instructions provided on your proxy card.

  •
  To vote by telephone, please follow the instructions provided on your proxy card.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. To vote in person at the Annual Meeting, you must provide a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of Common Stock you owned as of March 1, 2013.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) "For" the election of all nine nominees for director, (ii) "For" approval of the advisory resolution regarding executive compensation and (iii) "For" ratification of Ernst & Young LLP as our independent registered public accounting firm. However, with respect to (i) and (ii) of the preceding sentence, if you are not a record holder, such as where your shares are held through a broker, bank or other agent, you must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Secretary of the Company at 901 Gateway Boulevard, South San Francisco, California 94080.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered "non-discretionary" and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. All of our proposals, except for Proposal 3, are "non-discretionary" and therefore if you hold your shares through a broker, bank or other agent, your shares will not be voted on Proposals 1 and 2 unless you provide voting instructions to the record holder.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the nine nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  •
  To be approved, Proposal 2 to approve an advisory resolution regarding executive compensation must receive a "For" vote from the holders of a majority of issued and outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  To be approved, Proposal 3 to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013 must receive a "For" vote from the majority of all outstanding shares present in person or represented by proxy at the annual meeting and entitled to vote thereon either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on March 1, 2013, the record date, are represented at the meeting by stockholders present in person or by proxy. On the record date, there were 99,262,418 shares of Common Stock outstanding and entitled to vote. Thus 49,631,210 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K we file with the Securities and Exchange Commission within four business days after the end of the Annual Meeting.

When are stockholder proposals due for next year's Annual Meeting?

        If you wish to submit a proposal to be considered for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before November 12, 2013. If you wish to submit a proposal to be presented at the 2014 Annual Meeting of Stockholders but which will not be included in the Company's proxy materials, your Solicitation Notice, as defined in our bylaws, must be received by the Secretary of the Company at Theravance, Inc., 901 Gateway Boulevard, South San Francisco, CA 94080, Attn: Secretary, no earlier than January 2, 2014 and no later than February 1, 2014. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Theravance's current bylaws may be found on the corporate governance subsection of the investor relations section of our corporate website at www.theravance.com.

 PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors currently consists of nine directors. All nine current directors are nominees for election to the Board of Directors this year, and their ages as of February 14, 2013, their positions and offices held with the Company and certain biographical information are set forth below. Each director to be elected will hold office until the next annual meeting of stockholders, or until the director's death, resignation or removal. All of the nominees listed below are currently directors of the Company and all were previously elected by the stockholders. It is our policy to encourage nominees for director to attend the Annual Meeting. Generally we schedule our annual meeting of stockholders on the same day as a meeting of our Board of Directors to facilitate attendance by the director nominees. Last year, however, due to the timing of seeking approval of a private placement to Glaxo Group Limited, we were unable to hold the stockholder meeting on the same date as a meeting of our Board of Directors. As most of the members of our Board of Directors reside outside of the area where the Company is located and our annual meeting was held, attendance by the director nominees at the 2012 stockholder meeting was low. One of the nominees for election as a director at the 2012 annual meeting of stockholders attended the meeting.

        Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any director nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute director nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any director nominee will be unable to serve.

NOMINEES

Name	Age	Positions and Offices Held With the Company
Rick E Winningham	53	Chief Executive Officer and Director
Henrietta Holsman Fore	64	Director
Robert V. Gunderson, Jr.	61	Director
Arnold J. Levine, Ph.D.	73	Director
Burton G. Malkiel, Ph.D.	80	Director
Peter S. Ringrose, Ph.D.	67	Director
William H. Waltrip	75	Director
George M. Whitesides, Ph.D.	73	Director
William D. Young	68	Director

        We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted below.

        Rick E Winningham joined Theravance as Chief Executive Officer and a member of our Board of Directors in October 2001. From 1997 to 2001 he served as President, Bristol-Myers Squibb Oncology/Immunology/Oncology Therapeutics Network (OTN) and also as President of Global Marketing from 2000 to 2001. In addition to operating responsibility for U.S. Oncology/Immunology/OTN at Bristol-

Myers Squibb, Mr. Winningham also had full responsibility for Global Marketing in the Cardiovascular, Infectious Disease, Immunology, Oncology/ Metabolics and GU/GI/Neuroscience therapeutic areas. Mr. Winningham held various management positions with Bristol-Myers Squibb and its predecessor, Bristol-Myers, since 1986. Mr. Winningham is a member of the board of directors of Jazz Pharmaceuticals, Inc. and the California Healthcare Institute. Mr. Winningham holds an M.B.A. from Texas Christian University and a B.S. degree from Southern Illinois University. We believe that it is appropriate and desirable for our Chief Executive Officer to serve on our Board. Mr. Winningham's demonstrated leadership in his field, his prior senior management experience in our industry and his experience as our Chief Executive Officer contributed to our conclusion that he should serve as a director.

        Henrietta Holsman Fore has served as a director of Theravance since October 2010. Ms. Fore has served as the Chairman of the Board and Chief Executive Officer of Holsman International, an investment and management company, since 2009. From 2007 to 2009, Ms. Fore served as the Administrator of the U.S. Agency for International Development (USAID), and Director of United States Foreign Assistance, holding the equivalent rank as Deputy Secretary of State. In this position she was responsible for managing U.S. foreign assistance to countries recovering from disaster, trying to escape poverty, and engaging in democratic reforms. She also served on the Boards of the Overseas Private Investment Corporation, and the Millennium Challenge Corporation during this period. From 2005 to 2007, Ms. Fore served as Under Secretary of State for Management, the Chief Operating Officer for the Department of State, where she was responsible for the people, resources, facilities, technology and security of the Department and was the Secretary's principal advisor on management issues. Ms. Fore is a Trustee of the Center for Strategic and International Studies, the Aspen Institute, the Asia Society, and the Center for Global Development. She serves on the Boards of Exxon Mobil Corporation, Diagnostics for All, and the Committee Encouraging Corporate Philanthropy, the Initiative for Global Development, and the Middle East Investment Initiative. She is co-Chair of Women Corporate Directors. Ms. Fore has a Bachelor of Arts degree in History from Wellesley College and a Master of Science degree in Public Administration from the University of Northern Colorado. Ms. Fore's senior management experience at high levels within the U.S. government and her current experience as a chief executive officer and chairman of an investment and management company contributed to our conclusion that she should serve as a director.

        Robert V. Gunderson, Jr. has served as a director of Theravance since September 1999. He is a founding partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, where he has practiced since 1995. Mr. Gunderson currently serves as a director of a number of private companies. Mr. Gunderson holds a J.D. from the University of Chicago, where he was Executive Editor of The University of Chicago Law Review. Mr. Gunderson also received an M.B.A. in Finance from The Wharton School, University of Pennsylvania and an M.A. from Stanford University. Mr. Gunderson's demonstrated leadership in his field, his understanding of our industry and his knowledge of financial and financing matters contributed to our conclusion that he should serve as a director.

        Arnold J. Levine, Ph.D., served as a director of Theravance from inception until February 2002. He rejoined our Board of Directors in June 2003. Dr. Levine is currently a professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine, New Brunswick, NJ, and a professor at the Institute for Advanced Study, Princeton, NJ, positions he has held since January 2003. He was President of The Rockefeller University from 1998 until his retirement in February 2002. He was the Harry C. Wiess Professor in Life Sciences and former Chairman of the Department of Molecular Biology at Princeton University from 1984 until 1996. Dr. Levine is a member of the board of directors of Life Technologies, Inc. In addition, in the past five years, Dr. Levine has served on the board of directors of Infinity Pharmaceuticals, Inc. He is a member of the National Academy of Sciences. Dr. Levine was Editor-in-Chief of the Journal of Virology from 1984 to 1994 and is a member of scientific advisory boards of several cancer centers. Dr. Levine holds a Ph.D. in Microbiology from the University of Pennsylvania and a B.A. from Harpur College, State University of New York at Binghamton. Dr. Levine's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contributed to our conclusion that he should serve as a director.

        Burton G. Malkiel, Ph.D., has served as a director of Theravance since July 2007. Dr. Malkiel, the Chemical Bank Chairman's Professor of Economics at Princeton University, is the author of A Random Walk Down Wall Street. He is also the author of over 125 articles and is the author or co-author of nine other books. From 1981 to 1988 he was dean of the Yale University School of Management and also served as the William S. Beinecke Professor of Management Studies. He is a past appointee to the President's Council of Economic Advisors. In addition, Dr. Malkiel currently serves on the board of directors of several corporations including The Vanguard Group Ltd. and Genmab. He also serves on several investment management boards including the Investment Committees for the American Philosophical Association and Alpha Shares, LLC. He is a past president of the American Finance Association and the International Atlantic Economic Association. He holds a B.A. and MBA degree from Harvard University and a Ph.D. degree from Princeton University. Dr. Malkiel's demonstrated leadership in his field, his knowledge of financial and financing matters, and his ability to serve as a financial expert on our Audit Committee contributed to our conclusion that he should serve as a director.

        Peter S. Ringrose, Ph.D., has served as a director of Theravance since April 2010. Dr. Ringrose was Chief Scientific Officer and President of Bristol Myers Squibb Pharmaceutical Research Institute from 1997-2002 and Senior Vice-President for Worldwide Drug Discovery at Pfizer Inc from 1982-1996. Since 2002 Dr. Ringrose has served as chair of the Biotechnology and Biological Sciences Research Council UK (2003-2009) and was a non-executive director of Cambridge Antibody Technology until its acquisition by Astra Zeneca in 2006 and non-executive director of Astex Therapeutics Ltd. until its acquisition by SuperGen in 2011. He is currently a non-executive director of Rigel Pharmaceuticals Inc. and Biotica Technology Ltd. Dr. Ringrose is a council member of the UK Foundation for Science and Technology and was a member the UK Government's Technology Strategy Board until 2009. Dr. Ringrose received a BSc, MA and PhD from the University of Cambridge. His significant scientific leadership experience in the pharmaceutical industry contributed to our conclusion that Dr. Ringrose should serve as a director.

        William H. Waltrip has served as a director of Theravance since April 2000. Mr. Waltrip served from 1993 until 2003 as Chairman of the board of directors of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was Chief Executive Officer of that company. From 1995 to 1998 he also served as Chairman of Bausch & Lomb Inc., and during 1996 and 2002 was the company's Chief Executive Officer. From 1991 to 1993 he was Chairman and Chief Executive Officer of Biggers Brothers, Inc., a food service distribution company, and was a consultant to private industry from 1988 to 1991. From 1985 to 1988 he served as President and Chief Operating Officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been President, Chief Executive Officer and a director of Purolator Courier Corporation. He is a member of the board of directors of Charles River Laboratories Corporation and Thomas & Betts Corporation. Mr. Waltrip's demonstrated leadership in his field, his understanding of our industry and his experience as a chief executive officer and chairman of several companies contributed to our conclusion that he should serve as a director.

        George M. Whitesides, Ph.D., co-founded Theravance in 1996 and has served as a member of our Board of Directors since inception. He has been Woodford L. and Ann A. Flowers University Professor at Harvard University since 2004. From 1986 until 2004, Dr. Whitesides was Mallinckrodt Professor of Chemistry at Harvard University. From 1982 until 1991 he was a member of the Department of Chemistry at Harvard University and Chairman of the Department of Chemistry from 1986 until 1989.

He was a faculty member of the Massachusetts Institute of Technology from 1964 until 1982. Dr. Whitesides was a 1998 recipient of the National Medal of Science. He is a member of the editorial boards of 14 scientific journals. He is also a member of the board of directors of Surface Logix, Inc., Nano-Terra Inc., Arsenal Biomedical, Inc. and 480 Biomedical, Inc. In addition, in the past five years, Dr. Whiteside has served on the board of directors of Rohm and Haas Company. Dr. Whitesides holds a Ph.D. in Chemistry from the California Institute of Technology and a B.A. from Harvard University. Dr. Whiteside's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contributed to our conclusion that he should serve as a director.

        William D. Young has served as a director of Theravance since April 2001. He is currently a Venture Partner at Clarus Ventures and Executive Chairman of NanoString Technologies and Chairman of TyRx, Inc., Clarus portfolio companies. Mr. Young served from 1999 until 2009 as Chairman of the board of directors and Chief Executive Officer of Monogram Biosciences, Inc. From 1980 to 1999 Mr. Young was employed at Genentech, Inc., most recently as Chief Operating Officer, where he was responsible for all Product Development, Manufacturing and Commercial functions. Prior to joining Genentech, Mr. Young worked at Eli Lilly and Company for fourteen years and held various positions in production and process engineering, antibiotic process development and production management. He is Chairman of the board of directors of Biogen Idec, Inc. and a member of the board of directors of BioMarin, Inc. Mr. Young received his M.B.A. from Indiana University and his B.S. in Chemical Engineering from Purdue University, and an honorary Doctorate of Engineering from Purdue University. Mr. Young was elected to The National Academy of Engineering in 1993 for his contributions to biotechnology. Mr. Young's demonstrated leadership in his field, his understanding of our industry and his senior management experience in several companies in our industry contributed to our conclusion that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the listing standards of the Nasdaq Global Market ("Nasdaq"), a majority of the members of a Nasdaq-listed company's board of directors must qualify as "independent," as affirmatively determined by its board of directors. Our Board of Directors consults with counsel to ensure that the Board of Directors' determinations are consistent with all relevant laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Management has reviewed the directors' responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors. After reviewing this information, our Board of Directors affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Rick E Winningham.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

        As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. William H. Waltrip presides over these executive sessions. The Board has an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee, a Science and Technology Advisory Committee and a

Stock Option Committee. The following table provides membership and meeting information for each of the Board committees during 2012:

Name	Audit		Compensation		Nominating/ Corporate Governance		Science and Technology Advisory		Stock Option
Rick E Winningham							X		X
Jeffrey M. Drazan†	X		X
Henrietta Holsman Fore	X
Robert V. Gunderson, Jr.
Arnold J. Levine, Ph.D.							X	*
Burton G. Malkiel, Ph.D.	X	*			X		X
Peter S. Ringrose, Ph.D.			X				X
William H. Waltrip	X				X	*
George M. Whitesides, Ph.D.			X				X
William D. Young			X	*	X
Total meetings in fiscal year 2012	4		5		1		2		0	#

†
Mr. Drazan's term as a director ended May 15, 2012.

*
Committee Chairperson.

#
One-person committee did not meet in 2012, but acted by written consent during the year.

        Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding "independence" and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

  Audit Committee

        The Audit Committee of the Board of Directors oversees our accounting practices, systems of internal controls and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves all audit and permissible non-audit services provided by the independent auditors to the Company; confers with management and the independent auditors regarding the effectiveness of internal controls, financial reporting processes and disclosure controls; consults with management and the independent auditors regarding Company policies governing financial risk management; reviews and discusses reports from the independent auditors on critical accounting policies used by the Company; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves related-person transactions in accordance with the Company's Policies and Procedures with respect to Related-Person Transactions and applicable Nasdaq rules; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of quarterly reviews and any significant changes in our accounting principles. Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Each of Henrietta Holsman Fore, Burton G. Malkiel, Ph.D. and William H. Waltrip served on the Audit Committee during all of 2012 and Jeffrey M. Drazan served on the Audit Committee during 2012 until his term as a director ended on May 15, 2012. The Audit Committee met four times during 2012.

        The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Board of Directors has determined that Burton G. Malkiel, Ph.D. is an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board made a qualitative assessment of Dr. Malkiel's level of knowledge and experience based on a number of factors, including his post-graduate education in finance and his experience serving on the audit committees of the board of directors of several public companies.

  Compensation Committee

        The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. Specifically, the committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our principal executive officer and other executive officers; approves the individual bonus programs in effect for the principal executive officer, other executive officers and key employees for each fiscal year; recommends to the Board of Directors the compensation of the directors; recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans and approves the adoption of and amendments to these plans; grants stock options and other equity awards; administers our equity incentive plans and similar programs; monitors application of stock ownership guidelines; and administers, concurrently with the Board of Directors, the executive officer recoupment policy. A more detailed description of the committee's functions can be found in our Compensation Committee Charter. The charter is published in the corporate governance section of our website at www.theravance.com. Each of George Whitesides, Ph.D. and William D. Young served on the committee during all of 2012, Jeffrey M. Drazan served on the committee during 2012 until May 15, 2012 and Peter S. Ringrose, Ph.D. served on the committee from July 18, 2012 through the remainder of the year. All members of the committee are independent (as independence is currently defined for board members in the Nasdaq listing standards and as independence is defined for compensation committee members in Nasdaq listing standards that take effect in 2014).

        The Compensation Committee met five times during 2012. Mr. Winningham, our principal executive officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the committee's deliberations about their compensation. Mr. Shafer, our General Counsel, and Dennis Driver, our Vice President, Human Resources, also assist the committee in its executive officer, director and employee compensation deliberations. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

        The Compensation Committee has retained Frederic W. Cook & Co. ("FW Cook") as its independent compensation consultant. FW Cook serves at the pleasure of the committee rather than our management and its fees are approved by the Committee. FW Cook provides the committee with data about the compensation paid by our peer group and other employers who compete with the Company for executives, updates the committee on new developments in areas that fall within the committee's jurisdiction and is available to advise the Committee regarding all of its responsibilities. FW Cook also provides data and recommendations concerning the compensation of directors. The Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.

        The Compensation Committee, in consultation with FW Cook, reviews and approves the overall strategy for compensating members of the Board of Directors. Specifically, the committee reviews the compensation of the directors and recommends to the Board any changes to the compensation of the directors.

  Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and advising the Board on corporate governance principles for the Company. Our Nominating/Corporate Governance Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Three directors comprised the Nominating/Corporate Governance Committee during 2012: Burton G. Malkiel, Ph.D., William H. Waltrip and William D. Young. All members of the Nominating/Corporate Governance Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Nominating/Corporate Governance Committee met one time during 2012.

        Our Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The committee also considers such factors as having relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating/Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating/Corporate Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating/Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation as required by the Stockholder-Director Communications Policy. Our Stockholder-Director Communications Policy can be found on the corporate governance section of our website at www.theravance.com.

  Science and Technology Advisory Committee

        The Science and Technology Advisory Committee of the Board of Directors reviews and discusses scientific and technological matters affecting the Company. The Science and Technology Advisory Committee also identifies scientific and technological matters that may affect the Company in the future, and develops strategies to address these issues in our research plans. The Science and Technology Advisory Committee reports to the Board periodically. Five directors comprised the Science and Technology Advisory Committee during 2012: Arnold J. Levine, Ph.D., Burton G. Malkiel, Ph.D., Peter S. Ringrose, Ph.D., George M. Whitesides, Ph.D., and Rick E Winningham. The Science and Technology Advisory Committee met two times during 2012.

  Stock Option Committee

        The Stock Option Committee, of which Rick E Winningham is the sole member, may grant equity awards under the 2012 Equity Incentive Plan (the "2012 Incentive Plan") and, prior to its termination in May 2012, the 2004 Equity Incentive Plan (the "2004 Incentive Plan") to employees who are not executive officers. During 2012, the Stock Option Committee did not meet, but acted by written consent eleven times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Jeffrey M. Drazan, Peter S. Ringrose, Ph.D., George M. Whitesides, Ph.D. and William D. Young served on the Compensation Committee of the Board of Directors during some or all of 2012. None of the members of the Compensation Committee was at any time during the 2012 fiscal year (or at any other time) an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

BOARD LEADERSHIP STRUCTURE

        We currently have a single individual serving as our Chairman of the Board of Directors and our principal executive officer. Mr. Winningham has served as our Chief Executive Officer since October 2001 and as Chairman of the Board of Directors since April 2010. Mr. Waltrip has served as lead independent director since April 2005. In his role as lead independent director, Mr. Waltrip provides a source of Board of Directors leadership complementary to that of Mr. Winningham as Chairman of the Board of Directors. As the lead independent director, Mr. Waltrip coordinates the activities of the other independent directors, including coordinating with the Chairman an appropriate schedule of Board of Directors and committee meetings, suggesting to the Chairman agenda topics for meetings of the Board of Directors, coordinating with the Chairman on the quality, quantity and timeliness of information submitted by management to independent directors, developing agendas for and serving as chairman of the executive sessions of the Board of Directors' independent directors, serving as the principal liaison between the independent directors and the Chairman, discussing the results of the Chief Executive Officer's performance evaluation with the Chairman of the Compensation Committee and, together with the Compensation Committee Chairman, delivering the results of the evaluation to the Chief Executive Officer, and coordinating with the General Counsel and Corporate Secretary responses to questions and/or concerns from stockholders, employees, or other interested parties. Our Board believes that the combined role of Chairman and Chief Executive Officer, while balanced with our use of a lead independent director, facilitates centralized board leadership in one person, so there is no ambiguity about accountability. In addition, given the relatively small size of our company and the location of all of our operations in a single location, our Board of Directors believes that Mr. Winningham's leadership as both Chairman and Chief Executive Officer is appropriate.

RISK OVERSIGHT MANAGEMENT

        Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, from all functional areas of our company, and discussing these assessments with management. The Board's overall risk oversight is supplemented by the various committees. The Audit Committee discusses with management and our independent auditors our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. In addition, during meetings of our Scientific and Technology Advisory Committee, the committee addresses scientific and technological risks facing our company. Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met 10 times during 2012. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which such member was a director or committee member.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Stockholders interested in communicating with the Board or a particular director should send correspondence to Theravance, Inc. at 901 Gateway Boulevard, South San Francisco, CA 94080, Attn: Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears on the Company's books and, if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the number of shares of the Company's common stock that are owned of record by the record holder and beneficially by the beneficial owner. Pursuant to our Stockholder-Director Communications Policy, the Secretary has been instructed, in his discretion, to screen out communications from stockholders that are not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairperson of a committee of the Board or a particular director, as appropriate.

CODE OF BUSINESS CONDUCT

        The Company has adopted the Theravance, Inc. Code of Business Conduct that applies to all directors, officers and employees. The Code of Business Conduct, as amended and restated on December 15, 2010, is available on the corporate governance section of our website at www.theravance.com. If the Company makes any substantive amendments to the Code of Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

2012 DIRECTOR COMPENSATION

        Non-employee directors of the Company are paid compensation for services provided as a director. Each member of our Board who is not an employee is paid a $35,000 annual retainer as well as $1,000 for each board and committee meeting attended ($500 for scheduled in-person meetings that a board member attends by video or telephone conference). In addition, the chairperson of the Audit Committee is paid a $20,000 annual retainer, the chairperson of the Compensation Committee is paid a $13,000 annual retainer, and the chairpersons of the Nominating/Corporate Governance Committee and the Science and Technology Advisory Committee are each paid a $10,000 annual retainer. The lead independent director also is paid a $20,000 annual retainer. For 2013, the annual retainer for non-employee directors was increased to $50,000 and the additional annual retainer for the lead independent director was increased to $25,000. The members of our Board are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

        Each of our non-employee directors is compensated with equity as well, with periodic automatic grants of equity awards under a program implemented under our 2012 Incentive Plan and, prior to its termination, our 2004 Incentive Plan. These grants are non-discretionary. Only non-employee directors of the Company are eligible to receive these automatic grants. Under the program, each individual who first becomes a non-employee director will, on the date such individual joins the Board, automatically be granted (i) a one-time grant of restricted stock unit awards ("RSUs") covering 6,000 shares of our Common Stock and (ii) a one-time nonstatutory stock option grant covering 6,000 shares of our Common Stock. These initial equity grants will vest monthly over the director's first two years of service. In addition, on the date of joining the Board, the new director will also receive the standard annual equity awards (if joining on the date of our annual meeting of stockholders) or pro-rated annual equity awards (if joining on any other date), as described below. The pro-ration will be based upon the number of months of service the new Board member will provide during the 12-month period ending on the one-year anniversary of the most recent annual meeting of stockholders. Annually, upon his or her re-election to the Board at the annual meeting of stockholders, each non-employee director automatically will be granted both an RSU covering 6,000 shares of our Common Stock and a nonstatutory stock option covering 6,000 shares of our Common Stock. These standard annual equity awards will vest monthly over the twelve month period of service following the date of grant. In addition, all automatic equity awards vest in full if the Company is subject to a change in control or the Board member dies while in service. Each RSU granted pursuant to the automatic grant program will be settled and shares issued thereunder on the earliest to occur of (A) the four-year anniversary of the grant date, (B) 60 days after the director's service terminates or the director's death or (C) the occurrence of a change in control. Each stock option granted pursuant to the automatic grant program will have an exercise price equal to the fair market value of our Common Stock on the date of grant, a term of up to ten years and will remain exercisable for three years following termination of a director's service other than for cause. The automatic grants made to our directors on the date of our 2012 Annual Meeting of Stockholders were made under the 2004 Incentive Plan. Subsequent awards will be made under the 2012 Incentive Plan. In addition to the automatic RSUs and stock options described above, directors are also eligible to receive other equity awards under our 2012 Incentive Plan.

        The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during 2012, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
(a)	(b)	(c)	(d)	(h)
Jeffrey M. Drazan(5)	20,077	—	—	20,077
Henrietta Holsman Fore	47,500	129,720	67,151	244,371
Robert V. Gunderson, Jr.	46,000	129,720	67,151	242,871
Arnold J. Levine	56,500	129,720	67,151	253,371
Burton G. Malkiel	71,000	129,720	67,151	267,871
Peter S. Ringrose	47,000	129,720	67,151	243,871
William H. Waltrip	76,500	129,720	67,151	273,371
George M. Whitesides	52,000	129,720	67,151	248,871
William D. Young	62,000	129,720	67,151	258,871

(1)
Includes the annual retainer paid to each director, the annual retainers paid to the chairperson of each committee and to the lead independent director, as well as fees for attendance at Board and committee meetings.

(2)
The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the director during 2012 computed in accordance with FASB ASC Topic 718. See Note 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 26, 2013 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(3)
As of December 31, 2012, the above-listed directors held outstanding RSUs under which the following number of shares of our Common Stock are issuable: Ms. Fore (21,000); Mr. Gunderson (24,000); Dr. Levine (24,000); Dr. Malkiel (24,000); Dr. Ringrose (24,000); Mr. Waltrip (24,000); Dr. Whitesides (24,000); and Mr. Young (24,000).

(4)
As of December 31, 2012, the above-listed directors held outstanding options to purchase the following number of shares of our Common Stock: Mr. Drazan (84,612); Ms. Fore (21,000); Mr. Gunderson (90,612); Dr. Levine (90,612); Dr. Malkiel (54,000); Dr. Ringrose (12,000); Mr. Waltrip (90,612); Dr. Whitesides (90,612); and Mr. Young (90,612).

(5)
Mr. Drazan's term on the Board of Directors ended on May 15, 2012.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

        In July 2010 the Board adopted stock ownership guidelines for non-employee directors. Pursuant to these guidelines, beginning on the later of July 20, 2015 or after five years of service, non-employee directors are expected to hold shares of our Common Stock (including RSUs, and whether or not vested) with a value equal to at least three times their annual base cash retainer. We anticipate that all non-employee directors with at least one year of service on our Board will own sufficient shares of our Common Stock or vested RSUs to satisfy the stock ownership guidelines when they become effective.

 PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with SEC rules, stockholders are being asked to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This is commonly referred to as a "Say On Pay" proposal.

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As described further in the "Compensation of Named Executive Officers" section of this Proxy Statement, beginning on page 25, including the "Compensation Discussion and Analysis" and the related tables and narrative, the primary goals of our compensation programs are to fairly compensate employees, attract and retain highly qualified employees, motivate the performance of our employees towards, and reward the achievement of, clearly defined corporate goals, and align our employees' long-term interests with those of our stockholders. We believe our compensation programs reflect a pay-for-performance philosophy that links potential significant compensatory rewards to achievement of corporate operating goals and increase in long-term stockholder value.

        We made substantial progress during 2012 and the Compensation Committee determined that we had accomplished five out of nine of our corporate goals for the year, as described further in "Compensation Discussion and Analysis" beginning on page 25. The goals were selected based on our belief that their achievement would positively impact the Company's long-term value, and our compensation programs reward our employees for achievement of the goals, thereby aligning our employees' incentives with our stockholders' interests.

        In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote on the following resolution:

        RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as disclosed in the 2012 Summary Compensation Table and the accompanying tables and narrative, including "Compensation Discussion and Analysis."

        This Say On Pay vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, however, and will carefully review and consider the voting results when evaluating our executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

 PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2012 and December 31, 2011 by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2012	2011
	(in thousands)
Audit Fees(1)	$927	$750
Tax Fees(2)	129	16
All Other Fees	—	—

Total Fees	$1,056	$766

(1)
For professional services rendered for the integrated audits of annual financial statements, including the audit of annual financial statements for the years ended December 31, 2012 and 2011 and the audit of internal control over financial reporting as of December 31, 2012 and 2011. For the years ended December 31, 2012 and 2011, the audit fees also include the review of quarterly financial statements included in our quarterly reports on Form 10-Q, fees for services associated with our registration statements, and accounting consultations.

(2)
For the years ended December 31, 2012 and 2011, tax fees include advisory services.

  All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE(1)

        The Audit Committee of the Board of Directors consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Burton G. Malkiel, Ph.D. is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

        The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee's function is more fully described in its Charter, which the Board adopted and which the Audit Committee reviews on an annual basis.

        Our management is responsible for preparing our financial statements and our financial reporting process. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as performing an audit of our internal control over financial reporting as of the end of the fiscal year.

        The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 ("10-K").

        The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the "PCAOB"). Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

        Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K for filing with the Securities and Exchange Commission.

        Submitted by the following members of the Audit Committee:

Burton G. Malkiel, Ph.D., Chairman Henrietta Holsman Fore William H. Waltrip

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

        The names of the executive officers of Theravance who are not also directors of Theravance and certain information about each of them as of February 14, 2013 are set forth below:

        Michael W. Aguiar, age 46, joined Theravance as Senior Vice President and Chief Financial Officer in March 2005. Prior to joining Theravance, Mr. Aguiar served as Vice President of Finance at Gilead Sciences, Inc., a biopharmaceutical company, since 2002. Prior to Gilead Sciences, Inc., Mr. Aguiar served as Vice President of Finance at Immunex Corporation, a biopharmaceutical company, from 2001 to 2002. From 1995 to 2001, he was with Honeywell International in a variety of positions, including, most recently CFO and Vice President Finance for Honeywell Electronic Materials Strategic Business Unit. Mr. Aguiar earned a B.S. in Biology from UC Irvine and an M.B.A. in Finance from the University of Michigan.

        Leonard M. Blum, age 52, joined Theravance as Senior Vice President and Chief Commercial Officer in July 2007. Prior to joining Theravance, Mr. Blum served as Senior Vice President of Sales and Marketing at ICOS Corporation. From 1987-2000, Mr. Blum held positions of increasing responsibility in marketing and sales management at Merck & Co. in both U.S. and international markets. Mr. Blum earned an M.B.A. from Stanford University, studied Finance as a Fulbright Fellow at the University of Zurich, and received an A.B. in Economics, magna cum laude, from Princeton University. Mr. Blum served as an officer in the U.S. Army Special Forces.

        David L. Brinkley, age 55, joined Theravance as the Head of Business Development in November 2008. Mr. Brinkley previously served as Senior Vice President, Commercial Development at Theravance from September 2000 through December 2007, when he left to start a consulting practice. From 1996 to 2000 he served as Worldwide Team Leader for Viagra at Pfizer Inc. leading the team that had full responsibility for the global launch and marketing of Viagra. Mr. Brinkley joined Pfizer in 1995 through its acquisition of SmithKline Beecham's Animal Health operations and was Director of new product planning before leading the Viagra launch team. Mr. Brinkley held various management positions with SmithKline from 1983 to 1995. Mr. Brinkley holds an M.A. with honors in International Economics from the School of Advanced International Studies of the Johns Hopkins University and a B.A. in International Relations from Kent State University, where he graduated with University Honors.

        Mathai Mammen, M.D., Ph.D., age 45, co-founded Theravance in 1996. He was promoted to Senior Vice President, Research in January 2008 and has been Senior Vice President, Research & Early Clinical Development since February 2009. He has served in various positions in both the Medicinal Chemistry Department and the Molecular and Cellular Biology Department, most recently as Vice President, Molecular and Cellular Biology, responsible for all molecular pharmacology, molecular biology, cell biology, microbiology and enzymology activities in support of projects in both Research and Development. Dr. Mammen obtained his M.D. from Harvard Medical School/Massachusetts Institute of Technology, and his Ph.D. in Physical Organic Chemistry from Harvard University. Dr. Mammen obtained his B.S. in Chemistry from Dalhousie University in Halifax, Nova Scotia.

        Bradford J. Shafer, age 52, joined Theravance as Senior Vice President, General Counsel and Secretary in August 1999. From 1996 to 1999 he served as General Counsel of Heartport, Inc., a cardiovascular medical device company. From 1993 to 1996 Mr. Shafer was a partner in the Business and Technology Group at the law firm of Brobeck, Phleger & Harrison LLP. Mr. Shafer holds a J.D. from the University of California, Hastings College of the Law, where he was Editor-in-Chief of The Hastings Constitutional Law Quarterly, and a B.A. from the University of the Pacific, where he graduated magna cum laude.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of February 14, 2013 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

        This table lists applicable percentage ownership based on 98,451,008 shares of Common Stock outstanding as of February 14, 2013. Options to purchase shares of our Common Stock that are exercisable within 60 days of February 14, 2013 and restricted stock units ("RSUs") that may be exercised or settled on or within 60 days of February 14, 2013 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock
5% Stockholders
GlaxoSmithKline plc(2) 980 Great West Road Brentford Middlesex TW8 9GS United Kingdom	26,411,103	26.8%
Baupost Group, L.L.C.(3) 10 St. James Ave, Suite 1700 Boston, MA 02116	13,553,800	13.8%
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	13,788,285	14.0%
T. Rowe Price Associates, Inc.(5) 100 East Pratt Street Baltimore, MD 21202	6,776,500	6.9%

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock
Named Executive Officers and Directors
Rick E Winningham(6)	1,439,948	1.5%
Michael W. Aguiar(7)	576,115	*
Leonard M. Blum(8)	636,886	*
David L. Brinkley(9)	250,278	*
Mathai Mammen, M.D., Ph.D.(10)	600,902	*
Bradford J. Shafer(11)	649,160	*
Henrietta Holsman Fore(12)	20,500	*
Robert V. Gunderson, Jr.(13)	149,985	*
Arnold J. Levine, Ph.D.(14)	146,100	*
Burton G. Malkiel, Ph.D.(15)	59,500	*
Peter S. Ringrose, Ph.D.(16)	11,500	*
William H. Waltrip(17)	128,370	*
George M. Whitesides, Ph.D.(18)	805,001	*
William D. Young(19)	112,241	*
All executive officers and directors as a group (14 persons)(20)	5,586,486	5.6%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080.

(2)
Based on a Form 4 filed with the Securities and Exchange Commission on February 20, 2013, but excludes 116,527 shares acquired on February 15, 2013. Shares are held of record by Glaxo Group Limited ("GGL"), a limited liability company organized under the laws of England and Wales and a wholly owned subsidiary of GlaxoSmithKline plc ("GSK"), an English public limited company.

(3)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013. The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole director and sole officer of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost.

(4)
The various individuals, funds and entities that are deemed to be the beneficial owners of these shares, and the individuals, funds and entities having sole and shared voting power over these shares, are set forth in the Schedule 13G/A filed on February 14, 2013 and on which the information reported herein is based.

(5)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2013. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
Includes: (i) 523,871 shares subject to options exercisable within 60 days of February 14, 2013, (ii) 11,875 shares subject to RSUs that will vest and be settled within 60 days of February 14, 2013 and (iii) 517,000 restricted shares subject to performance-based and time-based vesting.

(7)
Includes: (i) 291,129 shares subject to options exercisable within 60 days of February 14, 2013, (ii) 5,436 shares subject to RSUs that will vest and be settled within 60 days of February 14, 2013 and (iii) 235,000 restricted shares subject to performance-based and time-based vesting.

(8)
Includes: (i) 205,000 shares subject to options exercisable within 60 days of February 14, 2013, (ii) 5,311 shares subject to RSUs that will vest and be settled within 60 days of February 14, 2013 and (iii) 235,000 restricted shares subject to performance-based and time-based vesting.

(9)
Includes: (i) 40,591 shares subject to options exercisable within 60 days of February 14, 2013, (ii) 3,702 shares subject to RSUs that will vest and be settled within 60 days of February 14, 2013 and (iii) 202,500 restricted shares subject to performance-based and time-based vesting.

(10)
Includes: (i) 233,424 shares subject to options exercisable within 60 days of February 14, 2013, (ii) 5,436 shares subject to RSUs that will vest and be settled within 60 days of February 14, 2013 and (iii) 235,000 restricted shares subject to performance-based and time-based vesting.

(11)
Includes: (i) 155,660 shares subject to options exercisable within 60 days of February 14, 2013, (ii) 5,436 shares subject to RSUs that will vest and be settled within 60 days of February 14, 2013 and (iii) 235,000 restricted shares subject to performance-based and time-based vesting.

(12)
Includes 20,500 shares subject to stock options exercisable within 60 days of February 14, 2013.

(13)
Includes 6,451 shares held by BMO Financial Group for the benefit of Mr. Gunderson and 5,709 shares held by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"). Mr. Gunderson disclaims beneficial ownership of the shares held by Gunderson Dettmer except to the extent of his pecuniary interest therein. Includes 90,112 shares subject to options exercisable within 60 days of February 14, 2013.

(14)
Includes 90,112 shares subject to stock options exercisable within 60 days of February 14, 2013.

(15)
Includes 53,500 shares subject to stock options exercisable within 60 days of February 14, 2013.

(16)
Includes 11,500 shares subject to stock options exercisable within 60 days of February 14, 2013.

(17)
Includes 90,112 shares subject to stock options exercisable within 60 days of February 14, 2013.

(18)
Includes 170,318 shares held of record by the Deborah L. Anderson, Trustee, Whitesides Family 1998 Irrevocable Trust. Includes 90,112 shares subject to stock options exercisable within 60 days of February 14, 2013.

(19)
Includes 90,112 shares subject to stock options exercisable within 60 days of February 14, 2013.

(20)
Includes an aggregate of 1,985,735 shares subject to options exercisable within 60 days of February 14, 2013, 37,196 shares subject to RSUs that will vest and be settled within 60 days of February 14, 2013 and 1,659,500 restricted shares subject to performance-based and time-based vesting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

        We believe that during the fiscal year ended December 31, 2012, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses our executive compensation polices and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and offers perspective on the data presented in the tables and narrative that follow.

Executive Summary

        As a biopharmaceutical company, we operate in an extremely competitive, rapidly changing and heavily regulated industry. We believe that the skill, talent, judgment and dedication of the executive officers and our other key employees are critical factors affecting our long-term stockholder value. Therefore, our goal is to maintain a compensation program that will fairly compensate employees, attract and retain highly qualified employees, motivate the performance of employees towards, and reward the achievement of, clearly defined corporate goals, and align employees' long-term interests with those of our stockholders. We also set a number of aggressive annual performance goals that, if all or substantially all are achieved, we believe would represent superior, above target performance. Our research and development timelines are long and the development of new drugs is not an endeavor that lends itself to annual measurement. We have tried to design officer compensation to reward annual milestone achievement, while keeping focus on and greater potential financial reward for achievement of long-term multi-year goals that we believe will create significant value for our stockholders.

        At the beginning of 2012, we set out to achieve nine specific performance goals. These goals were developed in a manner consistent with our historic practice of setting annual performance goals which are sufficiently aggressive such that we are unlikely to achieve all of them. We made substantial progress in 2012 and accomplished significant goals relating to our development programs, the respiratory programs in partnership with GSK and strategic partnerships.

2012 Corporate Goals	Achieved
Submit regulatory filings for Fluticasone Furoate/Vilanterol (FF/VI), known as BREO™ in the United States, and RELVAR™ in the European Union and Japan, with our partner GSK	X

Report positive results for Phase 3 program in chronic obstructive pulmonary disease (COPD) with ANORO™, the long-acting muscarinic antagonist (LAMA) umeclidinium (UMEC)/ long-acting beta2 agonist (LABA) VI (UMEC/VI) with our partner GSK

X
Initiation of the Phase 3 program in COPD with the bifunctional muscarinic antagonist / beta2 agonist (MABA) with our partner GSK
Complete strategic partnership(s) for selected program(s)	X
Approval of VIBATIV® for the treatment of nosocomial pneumonia in the United States
Initiate a Phase 3 study with TD-1211 in Opioid Induced Constipation
Initiate a Phase 2 proof-of-relevance study in a new indication or a Phase 3 study in chronic idiopathic constipation with TD-5108	X
Initiate a Phase 2 proof-of-relevance study with TD-9855 or TD-4208	X
Progress at least two pre-clinical programs into Phase 1 studies

        Impact of Goal Achievement on Annual Incentive Compensation.    The Compensation Committee determined that we accomplished five out of nine annual performance goals for 2012, including several significant goals. As described in greater detail below, one of our 2012 goals was achieved in January 2013, and the Compensation Committee exercised its discretion to deem that goal met for purposes of determining 2012 bonuses. In light of this and the additional considerations described below, the Compensation Committee determined that the Company's 2012 performance warranted a cash bonus pool at target.

        Long-Term Retention and Performance Incentive Program.    As described in detail in the Equity Incentive Compensation section of our 2012 proxy statement, the Compensation Committee implemented a special long-term retention and performance incentive program in February 2011 (the "Long-Term Retention and Performance Incentive Program"), which is comprised of two elements: (1) 2011 replenishment restricted stock awards ("RSAs") twice the size of the guideline replenishment award for the named executive officers coupled with substantially reduced replenishment RSAs in each of 2012 and 2013; and (2) long-term performance contingent RSAs offering the named executive officers the opportunity to earn higher value over the 2011-2016 timeframe depending on how many critical operating goals and objectives are achieved during that six-year period (the "Six-Year Performance RSAs"). The equity awards granted to our named executive officers in 2012 are described in greater detail in "Equity Incentive Compensation" below and were consistent with the Long-Term Retention and Performance Incentive Program.

        Performance-Based Vesting in 2012 and 2013.    The Long-Term Retention and Performance Incentive Program, as originally implemented in 2011, did not contemplate that the reduced 2012 replenishment RSAs would have any performance-vesting component since the vesting of the Six-Year Performance RSAs comprising the majority of the Long-Term Retention and Performance Incentive Program are entirely performance-based. Nevertheless, to show a further commitment to performance-based compensation, the Company made 50% of the reduced replenishment awards granted to all executive officers in 2012 and 2013 subject to forfeiture unless one of three possible performance goals was achieved within two years of grant. For the reduced replenishment awards granted in 2012, the three goals were comprised of: (i) commencing a Phase 1 study in our Hepatitis C virus program, (ii) commencing a Phase 3 study in our PUMA program for opioid-induced constipation, or (iii) achieving positive results from the ANORO™ Phase 3 study, the latter of which was deemed achieved by the Compensation Committee in October 2012. For the reduced replenishment awards granted in 2013, the three goals are comprised of: (i) RELVAR™/BREO™ or ANORO™ (as described in the "LABA Collaboration" section beginning on page 51) being approved by a regulatory authority in the United States or European Union, (ii) obtaining FDA approval of VIBATIV® for the treatment of nosocomial pneumonia, or (iii) achieving positive results in our Phase 2 study with TD-4208 or TD-9855.

        Corporate Governance Policies.    We have the following corporate governance policies that complement our executive compensation program:

        Our Stock Ownership Guidelines require each of our executive officers to own shares and share equivalents equal in value to a multiple of base salary, specifically six times salary for the CEO and two times salary for the other executive officers. Officers have until 2017 (five years from the adoption of the guidelines) or, if later, five years from commencement of service as an executive officer, to achieve compliance with the guidelines. Thereafter, compliance will be measured annually.

        Our Recoupment Policy permits the Company to recoup a portion of executive officers' cash bonuses in the event the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, to the extent that the bonus is earned based on financial metrics that are the subject of the restatement.

Compensation Philosophy and Objectives

        We have tried to design officer compensation to reward annual milestone achievement, while keeping focus on and greater potential financial reward for achievement of long-term multi-year goals that we believe will create significant value for our stockholders.

        Accordingly, our executive officer compensation philosophy is to (1) provide overall compensation, when targeted levels of performance are achieved, which is at the 75th percentile of pay practices within a peer group selected, among other criteria, for similarities in market capitalization size, business model and stage of development, and (2) emphasize equity compensation over annual cash compensation to attract and retain officers and align the majority of their compensation with long-term stockholders' interests. The Compensation Committee also believes, however, that superior performance above target may on occasion warrant compensation above this guideline. Our annual cash incentives, the long-term Six-Year Performance RSAs granted to named executive officers in 2011 and 50% of the replenishment RSAs granted to named executive officers in 2012 and in 2013 are tied to our achievement of corporate operating and drug development goals. We believe that successful execution against goals is the best way to enhance long-term stockholder value.

        The difficulty of achieving our goals in the time frames specified is a significant reason for our compensation philosophy. Our annual and longer-term operating goals, which generally relate to the successful discovery, development, and regulatory approval of our compounds, are aggressive. The business of discovering novel compounds and developing them as potential medicines is extremely risky and the current regulatory environment for new drug approvals is highly uncertain. In addition, the time frames within which our operating goals must be achieved in order to earn annual incentive compensation are short. Furthermore, while we have less control over the progress and timing of development programs that we have licensed to our collaborative partners, our officers spend a great deal of time and energy working with our partners to progress those programs, and to the extent practicable we hold those programs to goal expectations as rigorous as those for our own development programs that we are progressing internally.

Compensation Committee

        The Compensation Committee of our board of directors is comprised of three non-employee members of the board of directors. The Compensation Committee's basic responsibility is to review the performance of our management in achieving corporate objectives and to assure that the named executive officers as well as other members of senior management are compensated effectively in a manner consistent with our compensation philosophy and competitive practice. In fulfilling this responsibility, the Compensation Committee reviews the performance of each named executive officer twice each year. The CEO, as the manager of the executive team, assesses the executives' contributions to the corporate goals and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus (based on the 2012 cash bonus pool for all employees determined by the Compensation Committee) and annual replenishment equity award for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO's contributions when the CEO is not present, and determines any increase in salary, cash bonus and annual replenishment equity award for him.

        The Compensation Committee reviews all components of the named executive officers' compensation when we provide the Compensation Committee with compensation "tally sheets" for each executive officer toward the end of each year. The information in these tally sheets is used by the Compensation Committee to assist it in analyzing existing compensation and any proposed changes in compensation for each named executive officer. The tally sheets are also useful for considering the accumulated value of ownership, how much is unvested, and the amount of potential value earnable under various stock price and performance goal achievement scenarios. Further, the tally sheets present an estimate of the compensation that would be delivered should the executive's employment be terminated under various scenarios in connection with a change-in-control assuming a termination date of the last day of the current year. A dollar value is affixed to the compensation information in the tally sheets under the various payout scenarios.

        The tally sheets help the Compensation Committee to track changes in an officer's total direct compensation from year to year and to remain aware of the compensation historically paid to each named executive officer. For the Six-Year Performance RSAs, the tally sheets reflect a variety of values assuming different share prices and numbers of performance goals achieved. They also provide insight into the aggregate values accumulated from historical equity awards and the potential costs of severance that result from the current severance program. In addition to the information and analyses supplied to the Compensation Committee as described above and in the peer group segment below, members of management support the Compensation Committee in its work from time to time and the Compensation Committee's independent executive compensation consultant provides compensation analyses, in each case, at the Compensation Committee's request.

        At our 2012 annual stockholders' meeting, over 77% of our stockholders voted for a non-binding advisory resolution approving the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. Our Compensation Committee reviewed the results of the 2012 advisory vote and concluded that no revisions were necessary to our executive officer compensation program. In making this determination the Compensation Committee was influenced by the level of stockholder support (which it viewed as a confirmation of the Company's compensation philosophy), discussions with certain stockholders during the 2012 proxy season and its assessment (based on advice from the Compensation Committee's independent executive compensation consultant) that the results were impacted by the higher grant date fair values associated with 2011 replenishment equity awards reflected in the 2012 proxy statement. As discussed in "Equity Incentive Compensation" below, these awards were part of a three-year program, which includes reduced 2012 and 2013 replenishment equity awards and which the Compensation Committee believes is an important retention and incentive tool.

Compensation Consultant

        The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority and as described in the "Compensation Committee" section beginning on page 10, the Compensation Committee confers from time to time with its independent executive compensation consultant, Frederic W. Cook & Co. ("FW Cook"). FW Cook is retained by and reports directly to the Compensation Committee and its role is to assist and advise the Compensation Committee on matters related to compensation for executive officers, other key employees and non-employee directors. FW Cook does not work on projects for management except as an agent of the Compensation Committee and with the advance knowledge and approval of the Chairman of the Compensation Committee. The Compensation Committee has the sole authority to retain and dismiss its outside compensation consultants.

Peer Group

        The Compensation Committee most recently revised our peer group in July 2012, taking into account the advice of FW Cook based on its review of biopharmaceutical companies that were similar to Theravance in development stage, commercialization stage, market capitalization and business model at that time. The objective was to find companies with FDA approved drugs (or compounds that were close to approval) that were at a similar stage of commercialization, while also having market capitalizations that were generally within one-third to one and one-third times that of Theravance at the time the peers were chosen, with Theravance's market capitalization set so that it was in the mid-range of the group. The Compensation Committee intends to continue reviewing and revising the peer group and resulting benchmark data periodically to ensure that it continues to reflect companies of a similar size and development and commercialization stage as Theravance. The table below reflects the 2012 peer group, which will be used for compensation decisions in 2013, and the 2009 peer group, which was referred to for compensation decisions in 2012.

2009 Peer Group	2012 Peer Group
Alkermes	Alkermes
Amylin Pharmaceuticals	Amylin Pharmaceuticals
Cubist Pharmaceuticals
ARIAD Pharmaceuticals
Dendreon
Human Genome Sciences*	Human Genome Sciences*
Incyte Corporation	Incyte Corporation
Intermune	Intermune
ISIS Pharmaceuticals	ISIS Pharmaceuticals
Lexicon Pharmaceuticals
Medicines Company	Medicines Company
Medicis Pharmaceuticals	Medicis Pharmaceuticals
Medivation
Nektar Therapeutics	Nektar Therapeutics
Onyx Pharmaceuticals	Onyx Pharmaceuticals
OSI Pharmaceuticals*
Regeneron Pharmaceuticals
Optimer Pharmaceuticals
Salix Pharmaceuticals	Salix Pharmaceuticals
Seattle Genetics	Seattle Genetics
United Therapeutics
XenoPort
Zymogenetics*

*
Acquired following inclusion in the peer group and no longer publicly traded.

Principal Elements of Compensation

Base Salaries

        Base salaries are set to reflect compensation commensurate with the individual's current position and work experience. Our goal in this regard is to attract and retain high caliber talent for the position and to provide a base wage that is not subject to performance risk. Salary for the CEO and the other named executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation. The base salary for each named executive officer is targeted at the 75th percentile compared to similar positions in the peer companies due to the intensely competitive environment for highly qualified employees in this industry and the roles, competency and experience of the individual. However, the compensation market data provide only a reference point for the Compensation Committee. We review base salaries for the named executive officers annually, generally in the first quarter of each year. We determine a target percentage for annual merit increases based in part on data from companies in the Radford Global Life Sciences Survey. This survey is comprised of data from approximately 500 U.S. life science companies with annual revenues ranging from $0 to over $1 billion. The CEO proposes salary adjustments to the Compensation Committee (other than for himself) based on any changes in competitive market salaries, individual performance and/or changes in job duties and responsibilities. The Compensation Committee then determines any salary adjustment applicable to each of the named executive officers. For 2012, the Compensation Committee approved an annual merit increase of 3% for each of our named executive officers other than Mr. Winningham, who received a 2.5% merit increase as discussed further in the "CEO Compensation" section below.

Annual Cash Incentive Compensation

        Our named executive officers are eligible for annual cash incentives under a company-wide bonus program. Annual cash incentives for our named executive officers are designed to reward the achievement of key corporate goals for the year, which we believe in turn should increase stockholder value over time. The annual cash incentive awards for our named executive officers are based on our achievement of specific performance goals that are established at the beginning of the fiscal year. Since 2011, we have not assigned weightings to the performance goals at the beginning of the year, which provides the Compensation Committee with greater flexibility in making year-end cash bonus decisions based on then-current priorities for the Company. We consider this flexibility desirable as the relative importance of a particular goal may rise or fall over the course of the year, depending on changes in strategic direction for the Company, the activities of our corporate partners, funding (via new strategic partnerships or otherwise) or lack thereof for certain development programs, regulatory developments affecting certain of our programs, or the effect of the goal's achievement on the Company's value. Also, if a goal is achieved within a short period of time into the following year, the Compensation Committee may nevertheless wish to recognize achievement of the goal for the prior year depending on a variety of factors such as the number of employees who were responsible for the goal's achievement or matters outside the reasonable control of the Company that may have delayed the official completion of the goal.

        At the end of the year, our Compensation Committee reviewed the Company's performance against the goals and determined the overall level of achievement, which determined the size of the Company's bonus pool for all employees. Shortly thereafter, the Compensation Committee determined individual bonus amounts for the named executive officers. In making both of these determinations, the Compensation Committee considered a briefing from the Company's Chief Executive Officer and its Vice President, Human Resources on Company-wide performance against goals and the individual contributions of the named executive officers toward achievement of the goals. The target bonus for each executive is stated in terms of a percentage of the officer's annualized base salary for the year. The target bonus percentage is 50% for senior vice presidents and 60% for our CEO. No change was made to our named executive officers' target bonus percentages for 2012.

        The goals comprising our cash bonus program for 2012 are listed below and applied to the bonus program for all employees, including our named executive officers. These goals were approved by the Board of Directors early in 2012. Given the number of Theravance-discovered potential medicines in active research and/or development, our emphasis on research and discovery, the highly uncertain regulatory environment, and the efforts required to manage our collaborations with other companies, we established more goals than we believed could reasonably be achieved. For this reason, achievement of all of the goals would constitute performance at 150% of target, increasing the bonus potential to 150% of target. However, the likelihood of achieving all of the goals and a payout based on 150% of target was considered extremely low.

        The table below sets forth our 2012 Corporate Goals and the determination of our Compensation Committee on whether or not the goals had been achieved for purposes of our annual, Company-wide cash bonus program:

2012 Corporate Goals	Achieved
Submit regulatory filings for Fluticasone Furoate/Vilanterol (FF/VI), known as BREO™ in the United States, and RELVAR™ in the European Union and Japan, with our partner GSK	X

Report positive results for Phase 3 program in chronic obstructive pulmonary disease (COPD) with ANORO™, the long-acting muscarinic antagonist (LAMA) umeclidinium (UMEC)/ long-acting beta2 agonist (LABA) VI (UMEC/VI) with our partner GSK

X
Initiation of the Phase 3 program in COPD with the bifunctional muscarinic antagonist / beta2 agonist (MABA) with our partner GSK
Complete strategic partnership(s) for selected program(s)	X
Approval of VIBATIV® for the treatment of nosocomial pneumonia in the United States
Initiate a Phase 3 study with TD-1211 in Opioid Induced Constipation
Initiate a Phase 2 proof-of-relevance study in a new indication or a Phase 3 study in chronic idiopathic constipation with TD-5108	X
Initiate a Phase 2 proof-of-relevance study with TD-9855 or TD-4208	X
Progress at least two pre-clinical programs into Phase 1 studies

        As the table above indicates, our Compensation Committee determined that we had achieved five of these nine performance goals for purposes of the 2012 cash bonus program. In addition, as described below, our Compensation Committee exercised its discretion to increase the size of the cash bonus pool on account of progress made towards one additional goal that was not achieved. Our Compensation Committee considered the factors described below and determined that the number and nature of the goals achieved and partially achieved warranted a cash bonus pool at target:

  •
  The Company achieved over half its goals, including several significant ones. In particular, our respiratory programs partnered with GSK are recognized by the Compensation Committee as being the most substantial contributors to the Company's short- and long-term value. The regulatory filings for BREO™ for patients with COPD with the FDA, the regulatory filings for RELVAR™ for patients with COPD and asthma with the European Medicines Agency and with regulatory authorities in Japan are highly significant positive events for the Company. In addition, the completion of the ANORO™ Phase 3 program involving approximately 6,000 patients with COPD, and GSK's commencement of global regulatory submissions for ANORO™ beginning in December 2012, ahead of schedule, are also viewed by the Committee as highly significant positive events for the Company.

  •
  Completing strategic partnerships for the Company's research and development programs has long been an important goal for the Company. With the successful completion of four partnership agreements in 2012 for four separate programs (velusetrag (or TD-5108), cardiovascular research, TD-1792 and telavancin), the Compensation Committee recognizes that the Company has enabled further development and increased the potential value of those programs.

  •
  The Compensation Committee viewed the initiation of a Phase 2 study with TD-9855 (our investigational norepinephrine and serotonin reuptake inhibitor) for the treatment of patients with fibromyalgia in December 2012 as significant progress for this program.

  •
  On January 8, 2013, we initiated a Phase 2 proof-of-relevance study with velusetrag (TD-5108) in gastroparesis, a new indication for this product candidate. As the study initiated less than ten days after the end of the year, the Compensation Committee exercised its discretion to deem the goal met for purposes of determining the 2012 cash bonus pool.

  •
  Although FDA approval of VIBATIV® for the treatment of nosocomial pneumonia in the United States was not achieved, the Compensation Committee views the FDA's Anti-Infective Drugs Advisory Committee's recommendation for approval for VIBATIV® for the treatment of nosocomial pneumonia when other alternatives are not suitable as an important step for the future of this medicine. The Compensation Committee took note of the extraordinary efforts of the large number of Theravance employees who contributed to the favorable outcome for VIBATIV® at the Anti-Infective Drugs Advisory Committee meeting. Though the goal was not achieved, the Compensation Committee viewed these factors as substantial progress towards achievement of the goal and exercised its discretion to provide some credit towards the 2012 cash bonus pool.

  •
  Although initiation of a Phase 3 program with TD-1211 was deemed an important goal at the beginning of 2012, input from the FDA toward the end of 2012, both to the Company and other biopharmaceutical companies with late-stage assets for the treatment of opioid induced constipation, indicate that FDA expectations for conducting such a Phase 3 program with this class of compound are different than previously anticipated across the industry. Despite our successful completion of the Phase 2 program for TD-1211, in light of this recent development in the regulatory environment for this program management determined that it would not be prudent to initiate a TD-1211 Phase 3 program in 2012 in order to allow the Company sufficient time to consider the implications of these evolving regulatory requirements. This is an example of how changing circumstances over the course of the year that are outside the control of the Company can change the relative importance of a particular goal, and illustrates why the Compensation Committee desires flexibility in making year-end cash bonus decisions.

        In light of the above, the Compensation Committee approved the 2012 cash bonus pool for all employees, including our named executive officers, at target. However, at the initiative of senior management, a small portion of the overall cash bonus pool was set aside to reward certain employees whom management deemed to have delivered exceptional performance. This set-aside effectively reduced the overall cash bonus pool available for the other cash bonus pool participants, including our named executive officers, to approximately 97.5% of target.

        The bonuses for 2012 performance are shown in the table below and reflected in the Non-Equity Incentive Compensation and Bonus columns of the "Summary Compensation Table" on page 39:

Name	Title	Cash Bonus ($)	Percentage of Target (%)
Rick E Winningham	Chief Executive Officer	$486,000	97%
Michael W. Aguiar	Senior Vice President and Chief Financial Officer	$220,000	99%
Leonard M. Blum	Senior Vice President and Chief Commercial Officer	$198,000	97%
Mathai M. Mammen	Senior Vice President, Research & Early Clinical Development	$205,000	99%
Bradford J. Shafer	Senior Vice President & General Counsel	$195,000	97%

        The Compensation Committee approved the 2012 cash bonuses for each of Mr. Winningham, Mr. Blum and Mr. Shafer essentially at target, after taking account of the "set aside" for exceptional employees discussed above. In the case of Mr. Aguiar and Dr. Mammen, the Compensation Committee exercised its discretion to increase their bonus amounts in recognition of certain 2012 individual contributions. In the case of Mr. Aguiar, the Compensation Committee recognized his significant leadership role in the consummation of the private placement of 10,000,000 shares of our common stock to Glaxo Group Limited (an affiliate of GlaxoSmithKline plc) in May 2012, which financing the Compensation Committee viewed as a highly significant positive event for the Company. In the case of Dr. Mammen, the Compensation Committee recognized his leadership role and extensive participation in the preparation for and execution of the November 2012 Anti-Infective Drugs Advisory Committee meeting for VIBATIV®. The average 2012 cash bonus percentage paid to named executive officers for 2012 performance was approximately 18% less than the average bonus percentage paid to named executive officers for 2011 performance.

Equity Incentive Compensation

        The types of equity compensation comprising the mix of officer compensation consist of: (i) stock options with time-based vesting, which require the market value of our common stock to increase before they are valuable; (ii) performance-contingent restricted stock units (or RSUs) and restricted stock awards (or RSAs), the right to which is dependent upon successful completion of corporate performance goals; and (iii) RSUs or RSAs with time-based vesting. We do not use a targeted cash/equity split to set officer compensation.

        Generally, in order to align the officer's interests with those of our stockholders, a significant stock option grant is made to a named executive officer at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. Annual replenishment equity awards generally are considered during the first quarter of each year, and additional equity awards may be made in connection with an officer earning a promotion or taking on additional duties or for retention purposes in certain circumstances. In recent years options have been used primarily as a hiring incentive, with annual replenishment awards provided in the form of RSUs and RSAs. Replenishment equity awards are granted annually based on recommendations to the Compensation Committee from the CEO, and are typically within a 75th percentile guideline range benchmarked by FW Cook to ensure the Company's pay philosophy is being executed. The benchmark guideline for each officer position is not based on an equity value, but rather on a benchmark grant date fair value relative to market capitalization at the time of grant, and it is reported as a number of shares. This adjusts the data so that it is appropriate for Theravance's size, without distortion from larger or smaller companies in the peer group. The guidelines are also reported in shares to ensure that we do not provide too much value to individual officers if the stock price falls, while also allowing the guideline value of awards to increase if the stock price increases. Replenishment equity awards generally vest over a four-year period, although as described below, the replenishment RSAs awarded to named executive officers in 2011 vest over a five-year period. The Company believes that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, helps ensure a meaningful incentive to remain in the Company's employ and to enhance stockholder value over time. Annual replenishment equity award grants to all employees generally are made during the first quarter of each year at a meeting of the Compensation Committee following annual employee performance reviews.

        The replenishment equity awards granted to our named executive officers in 2012 were part of the Long-Term Retention and Performance Incentive Program adopted by the Compensation Committee in 2011. This program was described in detail in our 2012 proxy statement and consists of (1) 2011 replenishment RSAs twice the size of the guideline replenishment award for the named executive officers with extended five year vesting and substantially reduced replenishment RSAs in 2012 and 2013; and (2) the Six-Year Performance RSAs granted in 2011 that vest based on the achievement of challenging operating and drug development milestones over the 2011-2016 timeframe and continued employment. In addition to strong key employee retention from the replenishment RSAs with time-based vesting, the Long-Term Retention and Performance Incentive Program is designed to reward named executive officers for achievement of specific business objectives that the Compensation Committee views as critical long-term value drivers.

  2012 and 2013 Replenishment RSAs

        2012 was the second year of the Long-Term Retention and Performance Incentive Program. Under the Long-Term Retention and Performance Incentive Program, each named executive officer's guideline replenishment equity award for 2011, 2012 and 2013 was multiplied by three ("3-year award") to determine the number of shares that might normally be provided over that three year period. Each named executive officer was granted two-thirds of his respective 3-year award as a replenishment RSA in February 2011 with five-year vesting. Of the remaining one-third of the 3-year award, 60% was foregone by the officer in exchange for being eligible to participate in the long-term six-year performance-contingent component of the Long-Term Retention and Performance Incentive Program, 20% of the remaining one-third was granted to the named executive officer in February 2012 and 20% of the remaining one-third was granted to the named executive officer in February 2013.

        The following table shows the number of replenishment RSAs granted to the named executive officers in February 2012, as well as the number of replenishment RSAs granted to the named executive officers in February 2013, which is consistent with the Long-Term Retention and Performance Incentive Program. We did not grant any other equity awards to our named executive officers in 2012.

Name	Title	2012 RSAs (1)		2013 RSAs (2)
Rick E Winningham	Chief Executive Officer	22,000	(3)	22,000	(3)
Michael W. Aguiar	Senior Vice President and Chief Financial Officer	10,000		10,000
Leonard M. Blum	Senior Vice President and Chief Commercial Officer	10,000		10,000
Mathai M. Mammen	Senior Vice President, Research & Early Clinical Development	10,000		10,000
Bradford J. Shafer	Senior Vice President & General Counsel	10,000		10,000

        (1)   Granted with 50% subject to forfeiture unless one of the following three performance goals was achieved by December 31, 2013: (a) commencing a Phase 1 study in our Hepatitis C virus program, (b) commencing a Phase 3 study in our PUMA program for opioid-induced constipation; or (c) achieving positive results from the ANORO™ Phase 3 study, the latter of which was deemed achieved by the Compensation Committee in October 2012.

        (2)   Granted with 50% subject to forfeiture unless one of the following three performance goals is achieved by December 31, 2014: (i) RELVAR™/BREO™ or ANORO™ (as described in the "LABA Collaboration" section beginning on page 51) being approved by a regulatory authority in the United States or European Union, (ii) obtaining FDA approval of VIBATIV® for the treatment of nosocomial pneumonia, or (iii) achieving positive results in our Phase 2 study with TD-4208 or TD-9855.

        (3)   Maximum potential replenishment award per Company commitment made in February 2012.

  Six-Year Performance RSAs

        As described in detail in the "Equity Incentive Compensation" section of our 2012 proxy statement, the vesting of the Six-Year Performance RSAs granted to our named executive officers in 2011 hinges on the achievement of ten pre-specified operating and drug development goals between 2011 and 2016, as well as continued employment. We believe the goals underlying the Six Year Performance RSAs are strategically important for the Company and, if achieved in the manner set forth in the Long-Term Performance and Incentive Program, should increase stockholder value substantially. There are three potential vesting events, upon the achievement of any combination of milestones that add up to at least 10, 15 and 20 achievement points. We believe that these goals are extremely challenging, as further evidenced by the fact that no shares subject to these awards vested in 2011 or 2012. However, milestones totaling 8 achievement points were achieved by the end of 2012, consisting of four achievement points for the achievement of performance target #3 (1st Out-License of Company Compound), two achievement points for target #4 (2nd Out-License of Company Compound) and two achievement points for target #6 (1st Proof-of-Concept Compound). A complete list of the goals applicable to the Six-Year Performance RSAs is set forth in the "Equity Incentive Compensation" section of our 2012 proxy statement.

Post-Termination Protection

        We believe that the possibility of a change in control creates uncertainty for our officers regarding their continued employment by the Company because such transactions frequently result in senior management changes. We provide change in control protections to our officers to alleviate concerns regarding the possible occurrence of such a transaction, allowing them to focus their attention on the business of the Company. In addition, these protections encourage executives to remain with the Company during the threat or negotiation of a change in control transaction, which preserves the value of the Company and the potential benefit to be received by our stockholders in the transaction. No new agreements with executive officers covering potential payments upon termination or change in control were entered into during 2012, nor were there any amendments to such existing named executive officer agreements.

        The change in control severance benefits are structured under a Company plan, which was initially adopted in 2004, instead of individual employment agreements. With this change in control severance plan, we sought uniformity of results among the officers based on their positions at the Company. In addition, we believe that the events triggering payment, both the consummation of a change in control and an involuntary termination, and then only when there is no misconduct by the officer, are fair hurdles for the ensuing income protection. A description of our change in control severance plan is in the "Potential Payments Upon Termination or Change-in-Control" section on page 46. For officers who were eligible to participate in the plan prior to December 16, 2009, Theravance provides gross-ups for excise taxes potentially due upon a change in control in order to mitigate unfair differences between participants that may stem from their individual decisions to exercise or hold vested options. On December 16, 2009, our Board of Directors adopted a new change in control plan which applies to any officers hired, or non-officers promoted to officer level, after December 16, 2009. This new change in control plan is essentially identical to the old change in control plan except that it does not provide for excise tax gross-ups.

        We do not have agreements providing severance in the event of involuntary terminations that do not occur in connection with a change in control with any of our officers except the CEO. Pursuant to the offer letter we entered into with Mr. Winningham to become our Chief Executive Officer in 2001, if Mr. Winningham's service is terminated without cause, he will receive a lump-sum severance payment of 24 months of his current salary plus two times his current target bonus.

        Our severance and change-in-control arrangements generally do not affect the Compensation Committee's decisions regarding other elements of compensation. Those arrangements serve specific purposes that we believe are not related to the determination of an officer's current compensation. However, in the case of the Six-Year Performance RSAs, the Compensation Committee adjusted the potential vesting acceleration that could occur under the change in control severance plan in order to maintain the performance feature of the awards, as well as to protect against a possible unearned windfall given the size of the awards. In order for the Six-Year Performance RSAs to fully vest under our change in control severance plan, the per share change in control transaction value must be at least $49.46, or two times our closing stock price on the date the awards were granted. If the per share change in control transaction value is between $24.73 and $49.46, then 1% of the unvested RSAs would accelerate for each 1% that the per share change in control transaction value exceeds $24.73.

Perquisites

        The Company does not provide a non-qualified deferred compensation program or a supplemental executive retirement plan. Generally the Company does not provide perquisites or other personal benefits to named executive officers, and during 2012 we did not provide any perquisites to executive officers that were not provided to all employees.

CEO Compensation

        As CEO, Mr. Winningham's level of responsibility is much greater than those of the other executives, as he is informed and involved, in a detailed manner, with each department's progress toward our Company goals. In our industry, the CEO must be deeply aware of the Company's strengths and obstacles, and have sharp strategic vision for the Company's future while maintaining the Company's ability to adapt to changed circumstances and prospects quickly and thoughtfully. We believe Mr. Winningham displays these skills, adapting to the increased regulatory and economic uncertainty over the past few years and adjusting the focus of the Company's limited resources accordingly. We believe that Mr. Winningham's total compensation is closely connected with the Company's objective to reward, align, motivate and challenge Mr. Winningham to enhance long-term stockholder value.

        As with our other named executive officers, Mr. Winningham's 2012 compensation consisted of base salary, annual bonus and restricted stock awards. The Compensation Committee determined CEO compensation using methods consistent with those used for other senior executives. For 2012, based on the Compensation Committee's evaluation of his performance, the Compensation Committee increased Mr. Winningham' s annualized base salary from $814,613 to $834,978, a 2.5% increase from 2011. At his request in light of overall budget considerations, Mr. Winningham's merit increase was less than the Company-wide merit increase budget of 3%. Mr. Winningham' s 2012 cash bonus under the annual cash incentive plan was awarded based on the Compensation Committee's assessment of the Company's performance against established annual goals and Mr. Winningham's individual performance and relative contribution in leading the Company toward the achievement of significant goals, as described above in the Annual Cash Incentive Compensation section. In February 2012, pursuant to the Long-Term Retention and Performance Incentive Program, Mr. Winningham was granted an annual replenishment RSA for 22,000 shares which vests over a period of four years. The 2012 annual replenishment RSA was originally granted subject to forfeiture of 50% of the RSAs unless one of three performance goals was satisfied by December 31, 2013, as described above in the Equity Incentive Compensation section; however, one of the goals has since been achieved and the 2012 annual replenishment RSAs are no longer subject to partial forfeiture.

Tax Deductibility of Pay

        Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Theravance may deduct in any one year with respect to each of its CEO and three other most highly paid executive officers, other than its CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Stock options granted to our named executive officers under our 2004 Equity Incentive Plan and our 2012 Equity Incentive Plan, are generally intended to qualify for this exemption so that they will not be subject to the $1 million deduction limitation. In addition, we may grant certain performance-contingent RSA and RSU awards that are intended to qualify for this exemption. RSAs or RSUs with time-based vesting, performance-contingent RSAs or RSUs that are not designed to comply with the Section 162(m) exemption and cash awards under the annual incentive program are subject to the $1 million deduction limitation when aggregated with other non-exempt compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although deduction of some amounts paid as compensation by Theravance to certain executives may be limited by Section 162(m), that limitation has not resulted in the current payment of increased federal income taxes by Theravance due to its significant net operating loss carry forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

COMPENSATION COMMITTEE REPORT(1)

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Submitted by the following members of the Compensation Committee:

William D. Young, Chairman Peter S. Ringrose, Ph.D. George M. Whitesides, Ph.D.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

        The following table sets forth all of the compensation awarded to, earned by, or paid to our "principal executive officer," "principal financial officer" and the three other highest paid executive officers whose total compensation in fiscal year 2012 exceeded $100,000 (our "named executive officers") for fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Rick E. Winningham	2012	833,280	35,112	199,210	450,888	500	1,518,990
Chief Executive Officer	2011	812,796	0	5,440,600	586,521	1,025	6,840,942
	2010	792,811	26,163	556,600	570,824	0	1,946,398
Michael W. Aguiar	2012	441,726	20,740	90,550	199,260	500	752,776
Senior Vice President, Chief	2011	428,692	0	2,473,000	257,942	843	3,160,477
Financial Officer	2010	400,557	20,781	253,000	249,219	0	923,557
Leonard M. Blum	2012	403,631	15,924	90,550	182,076	500	692,681
Senior Vice President and	2011	391,874	0	2,473,000	235,697	843	3,101,414
Chief Commercial Officer	2010	381,071	0	253,000	228,832	0	862,903
Mathai Mammen	2012	411,925	19,183	90,550	185,817	500	707,975
Senior Vice President, Research &	2011	399,158	0	2,473,000	240,540	843	3,113,541
Early Clinical Development	2010	356,375	10,450	253,000	228,000	0	847,825
Bradford J. Shafer	2012	400,841	14,183	90,550	180,817	500	686,891
Senior Vice President, General	2011	389,166	0	2,473,000	234,068	843	3,097,077
Counsel	2010	378,438	10,416	253,000	227,250	0	869,104

(1)
Includes amounts deferred pursuant to our 401(k) plan.

(2)
The amounts in this column reflect cash bonuses awarded at the discretion of the Compensation Committee. The 2010 amounts reflect the over-achievement of the financing goal applicable to our 2010 annual cash bonus program. The 2012 amounts reflect credit awarded at the discretion of the Compensation Committee with respect to two of the performance goals applicable to our 2012 annual cash bonus program and additional bonus amounts awarded to Mr. Aguiar and Dr. Mammen for their individual contributions, as discussed in greater detail in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" beginning on page 30.

(3)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 26, 2013 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards. Each named executive officer was granted a RSA in February 2012, the vesting of 50% of which was tied to the achievement of one of three possible performance goals, as described in greater detail in the "Performance-Based Vesting in 2012 and 2013" section of the "Compensation Discussion and Analysis" beginning on page 26. The grant date fair value of the performance-contingent portion of these awards assuming that one of the milestones was achieved is $199,210 in the case of Mr. Winningham and $90,550 in the case of the other named executive officers. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. At the time these awards were made, it was not probable that any of the performance milestones would be achieved and therefore no amount attributable to the performance contingent portion of these awards is included in the "stock awards" column. One of the performance goals applicable to these awards has since been achieved.

(4)
The amounts in this column reflect cash bonus awards earned by the named executive officers under our 2010, 2011 and 2012 annual cash bonus plans, which were paid in the first quarter of the following year. The 2012 annual cash bonus plan is discussed in greater detail in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" beginning on page 30.

(5)
Reflects a tax-gross up payment in 2011 on an iPad gift given as a reward for approval of VIBATIV® (telavancin) by regulatory authorities in the European Union, and a $500 401(k) matching contribution by the Company in each of 2011 and 2012. The gross-up payment on the iPad gift and the 401(k) matching contributions were provided to all Company employees.

Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation

        The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our named executive officers for fiscal year 2012 in proportion to the total compensation reported for each of our named executive officers is set forth below.

Mr. Winningham:	86.9%
Mr. Aguiar:	87.9%
Mr. Blum:	86.9%
Dr. Mammen:	87.1%
Mr. Shafer:	86.7%

2012 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth each non-equity incentive plan award and equity award granted to our named executive officers during fiscal year 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)(3)
					All Other Stock Awards: Number of Shares or Units (#)(3)(4)
						Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)
(a)	(b)	(d)	(e)	(g)	(i)	(l)
Rick E Winningham	N/A	500,987	751,480	—	—	—
	2/15/2012	—	—	—	11,000	199,210
	2/15/2012	—	—	11,000	—	—	(5)
Michael W. Aguiar	N/A	221,400	332,100	—	—	—
	2/15/2012	—	—	—	5,000	90,550
	2/15/2012	—	—	5,000	—	—	(5)
Leonard M. Blum	N/A	202,307	303,460	—	—	—
	2/15/2012	—	—	—	5,000	90,550
	2/15/2012	—	—	5,000	—	—	(5)
Mathai Mammen	N/A	206,464	309,695	—	—	—
	2/15/2012	—	—	—	5,000	90,550
	2/15/2012	—	—	5,000	—	—	(5)
Bradford J. Shafer	N/A	200,908	301,362	—	—	—
	2/15/2012	—	—	—	5,000	90,550
	2/15/2012	—	—	5,000	—	—	(5)

(1)
Each named executive officer was granted a non-equity incentive plan award pursuant to our 2012 annual cash bonus plan which is discussed in greater detail in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" beginning on page 30. The amounts shown in the "target" column reflect the target payout under the plan. The target amount is equal to 60% of Mr. Winningham's annualized base salary and 50% of the other named executive officers' annualized base salaries. The amounts shown in the "maximum" column reflect the maximum payout under the plan if all of the goals are achieved. No "threshold" is applicable to these awards. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table on page 39.

(2)
Each of our named executive officers was granted performance-contingent RSAs under our 2004 Incentive Plan. Vesting of these RSAs was contingent upon the achievement of one of three performance milestones by December 31, 2013. Achievement of any one of these goals would commence the time-based vesting of the awards on a quarterly basis over approximately four years from the date of grant, provided the officer remains in continuous service through each vesting date. The number of shares reflected in the table above as the "target" payout reflects one of the milestones being achieved (which has since occurred) and assumes that the officer will remain employed by Theravance through February 20, 2016. No "threshold" or "maximum" is applicable to these awards, as performance-contingent RSAs are eligible for full vesting (based on continued service) at the "target" payout.

(3)
The RSAs will become fully vested if we are acquired and the holder is subject to an involuntary termination. Such vesting acceleration is described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 46. However, a transaction not prohibited by the Governance Agreement in which GlaxoSmithKline LLC acquires less than 100% of our stock is not considered an acquisition that would trigger the foregoing acceleration provision.

(4)
Each of our named executive officers was granted RSAs under our 2004 Incentive Plan. 25% of the RSAs vested on February 20, 2013, and the remaining 75% of the RSAs vest in equal quarterly installments over the next three years, provided the holder remains in continuous service through each vesting date.

(5)
At the time the RSAs were granted, it was not probable that any of the performance milestones relative to such awards would be achieved. The grant date fair value of the awards assuming that one of the milestones was achieved (the highest level attainable for purposes of full vesting of the RSAs) is set forth in footnote 3 to the Summary Compensation Table on page 39.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

        The following table sets forth information regarding each unexercised option and all restricted stock and restricted stock units ("RSUs") held by each of our named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)		(j)
Rick E Winningham	385,161	(4)	—	9.6875	3/28/2014	—		—	—		—
	69,355	(5)	—	29.65	2/7/2016	—		—	—		—
	69,355	(6)	—	34.00	2/13/2017	—		—	—		—
	—		—	—	—	5,000	(7)	111,200	—		—
	—		—	—	—	34,375	(8)	764,500	—		—
	—		—	—	—	143,000	(9)	3,180,320	82,500	(10)	1,834,800
	—		—	—	—	22,000	(11)	489,280	—		—
Michael W. Aguiar	170,879	(12)	—	17.91	3/6/2015	—		—	—		—
	30,250	(5)	—	29.65	2/7/2016	—		—	—		—
	20,000	(13)	—	27.56	4/25/2016	—		—	—		—
	70,000	(6)	—	34.00	2/13/2017	—		—	—		—
	—		—	—	—	2,312	(7)	51,419	—		—
	—		—	—	—	15,624	(8)	347,478	—		—
	—		—	—	—	65,000	(9)	1,445,600	37,500	(10)	834,000
	—		—	—	—	10,000	(11)	222,400	—		—
Leonard M. Blum	175,000	(14)	—	26.10	7/31/2017	—		—	—		—
	30,000	(15)	—	16.25	7/22/2018	—		—	—		—
	—		—	—	—	2,187	(7)	48,639	—		—
	—		—	—	—	15,624	(8)	347,478	—		—
	—		—	—	—	65,000	(9)	1,445,600	37,500	(10)	834,000
	—		—	—	—	10,000	(11)	222,400	—		—
Mathai Mammen	14,510	(16)	—	3.10	1/23/2013	—		—	—		—
	4,570	(17)	—	3.10	2/24/2014	—		—	—		—
	19,354	(17)	—	12.40	9/2/2014	—		—	—		—
	48,000	(18)	—	16.00	10/3/2014	—		—	—		—
	21,900	(19)	—	18.37	2/9/2015	—		—	—		—
	9,900	(5)	—	29.65	2/7/2016	—		—	—		—
	13,200	(6)	—	34.00	2/13/2017	—		—	—		—
	16,500	(20)	—	32.78	7/1/2017	—		—	—		—
	100,000	(21)	—	19.80	1/28/2018	—		—	—		—
	—		—	—	—	2,312	(7)	51,419	—		—
	—		—	—	—	15,624	(8)	347,478	—		—
	—		—	—	—	65,000	(9)	1,445,600	37,500	(10)	834,000
	—		—	—	—	10,000	(11)	222,400	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)		(j)
Bradford J. Shafer	96,773	(4)	—	9.6875	3/28/2014	—		—	—		—
	26,629	(19)	—	18.37	2/9/2015	—		—	—		—
	16,129	(5)	—	29.65	2/7/2016	—		—	—		—
	16,129	(6)	—	34.00	2/13/2017	—		—	—		—
	—		—	—	—	2,312	(7)	51,419	—		—
	—		—	—	—	15,624	(8)	347,478	—		—
	—		—	—	—	65,000	(9)	1,445,600	37,500	(10)	834,000
	—		—	—	—	10,000	(11)	222,400	—		—

(1)
With the exception of the Six-Year Performance RSAs granted to our named executive officers on February 11, 2011, all of the equity awards held by our named executive officers will vest if we are acquired and the equity holder is subject to an involuntary termination. The Six-Year Performance RSAs are also eligible for such vesting acceleration; provided, however, that if the transaction value in the acquisition is not at least two times our closing stock price on the date the performance-contingent RSAs were granted, such vesting acceleration will be on a potentially reduced basis. However, a transaction not prohibited by the Governance Agreement in which GlaxoSmithKline LLC acquires less than 100% of our stock is not considered an acquisition that would trigger such vesting acceleration. The vesting acceleration of the equity awards held by our named executive officers is described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 46.

(2)
Computed in accordance with SEC rules as the number of unvested RSUs or RSAs, as applicable, multiplied by the closing market price of our Common Stock at the end of the 2012 fiscal year, which was $22.24 on December 31, 2012 (the last business day of the 2012 fiscal year). The actual value (if any) to be realized by the officer depends on whether the shares vest and the future performance of our Common Stock.

(3)
Computed in accordance with SEC rules as the number of unvested RSAs multiplied by the closing market price of our Common Stock at the end of the 2012 fiscal year, which was $22.24 on December 31, 2012. The actual value (if any) to be realized by the officer depends on whether the performance milestones related thereto are achieved, whether the shares vest following achievement of the performance milestones, and the future performance of our Common Stock.

(4)
Messrs. Winningham and Shafer received grants of options to purchase shares of our Common Stock under our 1997 Stock Option Plan on March 29, 2004. These options vested over a five-year period from the date of grant and became fully vested on March 29, 2009.

(5)
Messrs. Winningham, Aguiar and Shafer and Dr. Mammen received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 8, 2006. These options vested over a four-year period from the date of grant and became fully vested on February 8, 2010.

(6)
Messrs. Winningham, Aguiar and Shafer, and Dr. Mammen received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 14, 2007. These options vested over a four-year period from the date of grant and became fully vested on February 14, 2011.

(7)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSUs under our 2004 Incentive Plan on March 20, 2009. Each RSU vested in equal quarterly installments over approximately four years from the date of grant and became fully vested on February 20, 2013.

(8)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSUs under our 2004 Incentive Plan on February 10, 2010. Each RSU vests in equal quarterly installments over approximately four years from the date of grant, provided the holder remains in continuous service through each vesting date. Includes 17,188 RSUs in the case of Mr. Winningham and 7,812 RSUs in the case of the other officers that were subject to achievement of performance goals by December 31, 2011 that have already been achieved.

(9)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSAs under our 2004 Incentive Plan on February 11, 2011. 20% of the RSAs vested on February 20, 2012, and the remaining 80% of the RSAs vest in equal quarterly installments over the next four years, provided the holder remains in continuous service through each vesting date.

(10)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received performance-contingent RSAs under our 2004 Incentive Plan on February 11, 2011, which we refer to as "Six-Year Performance RSAs." The vesting of these RSAs is contingent upon the achievement of performance milestones by December 31, 2016 as well as continued employment, as described in detail in the "Equity Incentive Compensation" section of our 2012 proxy statement. In accordance with SEC rules, the number of shares in column (i) and the value of those shares in column (j) reflects threshold performance assuming milestones that add up to ten points are achieved.

(11)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSAs under our 2004 Incentive Plan on February 15, 2012. The first 25% of the RSAs vested on February 20, 2013, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided the holder remains in continuous service through each vesting date. Includes 11,000 RSAs in the case of Mr. Winningham and 5,000 RSAs in the case of the other officers that were subject to achievement of a performance goal by December 31, 2013 that has already been achieved.

(12)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan at the commencement of his employment on March 7, 2005. This option vested over a four-year period and became fully vested on March 7, 2009.

(13)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on April 26, 2006. This option vested over a four-year period from the date of grant and became fully vested on February 8, 2010.

(14)
Mr. Blum received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on August 1, 2007 in connection with the commencement of his employment. This option vested over a four-year period from the date of grant and became fully vested on August 1, 2011.

(15)
Mr. Blum received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on July 23, 2008. This option vested over a four year period from the date of grant and became fully vested on July 23, 2012.

(16)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 1997 Stock Plan on January 24, 2003. This option vested over a four-year period from the date of grant and became fully vested on January 24, 2007.

(17)
Dr. Mammen received these grants of options to purchase shares of our Common Stock under our 1997 Stock Plan on February 25, 2004 and September 3, 2004. These options each vested monthly over a five-year period from the date of grant and have fully vested.

(18)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 1997 Stock Option Plan on October 4, 2004. 40% of the option shares vested on September 13, 2007 and an additional 30% of the option shares vested on October 4, 2008. The final 30% of the option shares vested on October 4, 2009.

(19)
Dr. Mammen and Mr. Shafer received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 10, 2005. Each option vested in 48 equal monthly installments upon completion of each month of continuous service after the date of grant until they became fully vested on February 10, 2009.

(20)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on July 2, 2007. This option vested over a four-year period from the date of grant and became fully vested on July 2, 2011.

(21)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on January 29, 2008. The option vested in 48 equal monthly installments and became fully vested on January 29, 2012.

2012 OPTION EXERCISES AND STOCK VESTED

        The following table shows the number of shares acquired upon exercise of options by each named executive officer during fiscal year 2012 and the number of shares of restricted stock and restricted stock units ("RSUs") held by each named executive officer that vested during the 2012 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Rick E Winningham	208,386	4,433,713	125,945	2,627,820
Michael W. Aguiar	64,121	690,410	58,208	1,212,783
Leonard M. Blum	—	—	73,767	1,685,472
Mathai Mammen	5,161	87,840	57,437	1,198,488
Bradford J. Shafer	—	—	57,086	1,191,981

(1)
Value realized is based on the fair market value of our Common Stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the officer.

(2)
Value realized is based on the fair market value of our Common Stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        Each of our named executive officers is entitled to severance benefits pursuant to our change in control severance plan. In addition, Mr. Winningham is entitled to severance benefits pursuant to his offer letter.

Change in Control Severance Benefits

        Pursuant to our change in control severance plan, if a named executive officer is subject to an involuntary termination within 3 months prior to or 24 months after a change in control of Theravance, he is entitled to the following benefits provided he signs a release of claims:

  •
  In the case of our Senior Vice Presidents, a lump sum payment equal to 150% of the officer's annual base salary and target bonus.

  •
  In the case of our Chief Executive Officer, a lump sum payment equal to 200% of the officer's annual base salary and target bonus.

  •
  A pro-rata portion of the named executive officer's target bonus based on the number of full months of employment completed in the year of termination.

  •
  Continuation of the officer's health and welfare benefits for the shorter of 18 months (in the case of our Senior Vice Presidents) or 24 months (in the case of our Chief Executive Officer) or the expiration of the officer's continuation coverage under COBRA.

  •
  Full vesting of any unvested stock options, restricted stock and RSUs held by the officer; provided, however, that the shares of restricted stock subject to performance-based vesting that were granted to our named executive officers on February 11, 2011 (the "Six-Year Performance RSAs") for which the performance milestones have not been achieved as of the date vesting will occur under our change in control severance plan may be subject to reduced vesting acceleration as set forth below.

        Pursuant to the restricted stock agreements governing the Six-Year Performance RSAs, if the performance milestones applicable to the Six-Year Performance RSAs have not been met as of the date vesting would otherwise occur pursuant to our change in control severance plan, then the vesting acceleration for such shares will be determined as follows:

  •
  If the per share value to be received by a holder of our common stock in a change in control, as determined by our Board of Directors (the "change in control value") is less than or equal to $24.73 per share (as adjusted for stock splits and similar events, the "base value"), none of such Six-Year Performance RSAs will accelerate and vest;

  •
  If the change in control value is greater than the base value but less than two times the base value, then the number of unvested Six-Year Performance RSAs eligible for vesting acceleration under our change in control severance plan will be equal to 1% of such shares for each 1% that the change in control value is greater than the base value; and

  •
  If the change in control value is equal to or greater than two times the base value, all of such Six-Year Performance RSAs will be eligible for vesting acceleration under our change in control severance plan.

Conditions to Receive Severance Payments Under our Change in Control Severance Plan

        In order to receive severance benefits under our change in control severance plan, an officer must sign a general release of claims. In addition, severance benefits may be conditioned upon the officer's compliance with any confidentiality agreement between the officer and the Company.

Definitions

        The following definitions are used in our change in control severance plan:

        A "change in control" includes:

  •
  The consummation of a merger or consolidation if persons who were not our stockholders prior to the merger or consolidation own 50% or more of the voting securities of the surviving company and its parent.

  •
  A sale, transfer or other disposition of all or substantially all of our assets.

  •
  A change in the composition of our Board of Directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 24 months prior to the change in control (the "original directors") or were appointed or nominated for election to the Board of Directors by a majority of the original directors or directors whose appointment or nomination was approved by at least 50% of the original directors.

  •
  A transaction as a result of which any person becomes the beneficial owner of 50% or more of our outstanding voting securities.

        A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. In addition, except with respect to a GSK Change In Control (defined below), the following stock purchases by GlaxoSmithKline LLC will not constitute a change in control:

  •
  The exercise by GlaxoSmithKline LLC of any of its rights under the Amended and Restated Governance Agreement, dated as of June 4, 2004, as amended, among the Company, GSK, GlaxoSmithKline LLC and GGL (the "Governance Agreement") to representation on our Board of Directors (and its committees).

  •
  Any acquisition by GlaxoSmithKline LLC of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Governance Agreement.

        A "GSK Change In Control" means the acquisition by GSK, in compliance with the provisions of the Governance Agreement, of 100% of the Company's outstanding voting stock.

        An "involuntary termination" means a termination of an officer's employment by the Company for reasons other than misconduct, or an officer's resignation following (1) a material diminution in the officer's authority, duties or responsibilities, (2) a material reduction in the officer's base compensation, (3) a material change in the officer's work location or (4) a material breach of the officer's employment agreement by the Company. In order to qualify as an involuntary termination, the officer must give written notice to the Company within 90 days after the initial existence of one of the conditions described above and the Company must not have cured such condition within 30 days thereafter.

        "Misconduct" means an officer's (1) commission of any material act of fraud, embezzlement or dishonesty, (2) material unauthorized use or disclosure of our confidential information or trade secrets or (3) other material intentional misconduct adversely affecting the business or affairs of the Company.

Equity Acceleration Upon A Change in Control

        All equity awards granted under our equity incentive plans will fully accelerate in the event of a change in control unless the awards are assumed by the successor corporation or replaced with comparable awards.

280G Tax Gross-Up

        If a named executive officer meets the conditions for severance payments under our change in control severance plan, and if an independent accounting firm selected by the Company determines that the named executive officer would be subject to excise taxes under Section 4999 of the Code as a result of payments under the change in control severance plan or otherwise, then the Company will pay the named executive officer an additional amount equal to the excise taxes and any income and excise taxes due as a result of the Company's payment of the excise taxes, along with any interest or penalties stemming from these taxes. For officers who were eligible to participate in the change in control severance plan prior to December 16, 2009, Theravance provides gross-ups for excise taxes potentially due upon a change in control. On December 16, 2009, our board of directors adopted a new change in control plan which applies to any officers hired, or non-officers promoted to officer level, after December 16, 2009. This new change in control plan is essentially identical to the old change in control plan except that it does not provide for excise tax gross-ups.

Severance

        In addition to the severance benefits he is entitled to pursuant to our change in control severance plan, Mr. Winningham's offer letter provides that if his employment is terminated by Theravance without cause, he will receive a lump-sum severance payment of 24 months' salary plus two times his current target bonus provided he signs a general release of claims. "Cause" means Mr. Winningham's (i) unauthorized use or disclosure of the confidential information or trade secrets, which use causes material harm to the Company, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors. In the event that Mr. Winningham is eligible for cash severance benefits under the change in control severance plan, then the severance benefits under his offer letter would not apply.

        The table below reflects the potential payments and benefits to which the named executive officers would be entitled under the arrangements described above. The amounts shown in the table below assume that both the change in control and an involuntary termination occurred on December 31, 2012 (the last business day of the 2012 fiscal year) and that all eligibility requirements under the change in control severance plan were met.

        The following assumptions were used in calculating the values described in the table below:

  •
  Value of Restricted Stock and RSU Acceleration:  The value of the vesting acceleration was calculated by multiplying the number of unvested restricted shares or unvested RSUs by the closing price of our Common Stock on December 31, 2012 (which was $22.24 per share).

  •
  280G Tax Gross-Up:  The calculation of the gross-up payments in the table below is based on an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 13.30% state income tax rate. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to an executive executing a non-competition agreement.

Name	Bonus for Year of Termination ($)(1)	Cash Severance ($)(2)	Vacation Payout ($)	Restricted Stock that Vests ($)(3)	Restricted Stock Units That Vest ($)(4)	Health and Welfare ($)(5)	Excise Tax Gross-Up ($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Rick E Winningham(6)	500,987	2,671,930	56,317	3,669,600	875,700	64,223	—	7,838,757
Chief Executive Officer
Michael W. Aguiar	221,400	996,300	41,170	1,668,000	398,897	48,167	1,575,234	4,949,168
SVP, Chief Financial Officer
Leonard M. Blum	202,307	910,379	38,905	1,668,000	396,117	48,167	1,516,705	4,780,580
SVP, Chief Commercial Officer
Mathai Mammen	206,464	929,086	25,947	1,668,000	398,897	48,167	1,667,462	4,944,023
SVP, Research & Early Clinical Development
Bradford J. Shafer	200,908	904,086	29,978	1,668,000	398,897	48,167	1,650,435	4,900,471
SVP, General Counsel

(1)
Reflects payment of the officer's 2012 target bonus.

(2)
Reflects payment of 1.5 or 2 times the officer's base salary and target bonus, as applicable.

(3)
Reflects full vesting of all unvested RSAs, other than the Six-Year Performance RSAs. Does not include any value attributable to vesting of the Six-Year Performance RSAs as they would not be eligible for vesting acceleration at a change in control value of $22.24 per share unless the performance milestones applicable to the shares were achieved.

(4)
Reflects full vesting of all unvested RSUs.

(5)
Reflects the cost of each officer's COBRA premiums for 18 or 24 months, as applicable.

(6)
If Mr. Winningham's employment had been terminated by Theravance without cause on December 31, 2012 other than in connection with a change in control, he would have been entitled to receive the cash severance payments indicated in column (c) and the vacation payout in column (d) but no other benefits.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plans

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	7,002,982	(1)	$20.72	(3)	5,446,945	(4)
Equity compensation plans not approved by security holders	357,028	(2)	$13.55	(3)	—

Total	7,360,010	(1,2)	$20.30	(3)	5,446,945	(4)

(1)
Includes 5,765,183 shares issuable upon exercise of outstanding options and 1,237,799 shares issuable upon vesting of outstanding RSUs.

(2)
Includes 354,903 shares issuable upon exercise of outstanding options and 2,125 shares issuable upon vesting of outstanding RSUs.

(3)
Does not take into account outstanding RSUs as these awards have no exercise price.

(4)
Includes 423,575 shares of Common Stock available for issuance under our 2004 Employee Stock Purchase Plan.

        The Theravance, Inc. 2008 New Employee Equity Incentive Plan is a non-stockholder approved plan, which was adopted by the Board of Directors on January 29, 2008 and amended on July 21, 2009 and was intended to satisfy the requirements of Nasdaq Marketplace Rule 5635(c)(4). Non-statutory options, RSUs, and restricted stock awards were granted under the New Employee Equity Incentive Plan to new employees of the Company. The Board authorized 700,000 shares of Common Stock for issuance under the New Employee Equity Incentive Plan. All option grants had an exercise price per share of no less than 100% of the fair market value per share of Common Stock on the grant date. Each option, RSU and restricted stock award vests in installments over the holder's period of service with the Company. Additional features of the New Employee Equity Incentive Plan are outlined in Note 8 to our consolidated financial statements in our Annual Report on Form 10-K filed on February 26, 2013. Following the approval by stockholders of the amendment and restatement of the Theravance, Inc. 2004 Incentive Plan at our Annual Meeting on April 27, 2010, no additional awards have been made or will be made in the future under the 2008 New Employee Equity Incentive Plan.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

        Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by our Board or a committee of our Board. Our Audit Committee, which has the principal responsibility for reviewing related person transactions, has adopted written policies and procedures with respect to related person transactions. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders' best interests, including situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

Legal Services

        The Company has engaged Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), of which Mr. Gunderson, one of our directors, is a founding partner, as its primary legal counsel. Fees and reimbursable expenses are incurred in the ordinary course of business, and during the year ended December 31, 2012, we paid fees and reimbursable expenses of approximately $1,163,489 to Gunderson Dettmer. Mr. Gunderson's interest in these fees is not readily calculable. We believe the services rendered to us by Gunderson Dettmer were on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. We expect to continue to retain the services of Gunderson Dettmer in the future.

Agreements with GSK

        In 2002 and 2004 we entered into significant agreements with GSK, which resulted in transactions with GSK during the fiscal year ended December 31, 2012 and contemplate transactions that may occur during the current fiscal year.

  LABA collaboration

        In November 2002, we entered into our long-acting beta2 agonist (LABA) collaboration with GSK to develop and commercialize once-daily LABA products for the treatment of chronic obstructive pulmonary disease (COPD) and asthma. For the treatment of COPD, the collaboration is developing two combination products: (1) RELVAR™ or BREO™ (FF/VI), an investigational once-daily combination medicine consisting of a LABA, vilanterol (VI), and an inhaled corticosteroid (ICS), fluticasone furoate (FF) and (2) ANORO™ (UMEC/VI), a once-daily investigational medicine combining a long-acting muscarinic antagonist (LAMA), umeclidinium bromide (UMEC), with a LABA, VI. For the treatment of asthma, the collaboration is developing FF/VI.

        In the event that a product containing VI is successfully developed and commercialized, we will be obligated to make milestone payments to GSK which could total as much as $220.0 million if both a single-agent and a combination product or two different combination products are launched in multiple regions of the world. Of these potential milestone payments, we estimate up to $140.0 million could be payable during 2013 and all the milestone payments could be payable by the end of 2014. We are entitled to annual royalties from GSK of 15% on the first $3.0 billion of annual global net sales and 5% for all annual global net sales above $3.0 billion. Sales of single-agent LABA medicines and combination medicines would be combined for the purposes of this royalty calculation. For other products combined with a LABA from the LABA collaboration, such as ANORO™, royalties are upward tiering and range from the mid-single digits to 10%. However, if GSK is not selling a LABA/ICS combination product at the time that the first other LABA combination is launched, then the royalties described above for the LABA/ICS combination medicine would be applicable.

  2004 Strategic Alliance

        In March 2004, we entered into our strategic alliance with GSK. Under this alliance, GSK received an option to license exclusive development and commercialization rights to product candidates from certain of our discovery programs on pre-determined terms and on an exclusive, worldwide basis. Upon GSK's decision to license a program, GSK is responsible for funding all future development, manufacturing and commercialization activities for product candidates in that program. In addition, GSK is obligated to use diligent efforts to develop and commercialize product candidates from any program that it licenses. If the program is successfully advanced through development by GSK, we are entitled to receive clinical, regulatory and commercial milestone payments and royalties on any sales of medicines developed from the program. If GSK chooses not to license a program, we retain all rights to the program and may continue the program alone or with a third party.

        In 2005, GSK licensed our bifunctional muscarinic antagonist-beta2 agonist (MABA) program for the treatment of COPD, and in October 2011, we and GSK expanded the MABA program by adding six additional Theravance-discovered preclinical MABA compounds (the "Additional MABAs"). GSK's development, commercialization, milestone and royalty obligations under the strategic alliance remain the same with respect to '081, the lead compound in the MABA program. GSK is obligated to use diligent efforts to develop and commercialize at least one MABA within the MABA program, but may terminate progression of any or all Additional MABAs at any time and return them to us, at which point we may develop and commercialize such Additional MABAs alone or with a third party. Both GSK and we have agreed not to conduct any MABA clinical studies outside of the strategic alliance so long as GSK is in possession of the Additional MABAs. If a single-agent MABA medicine containing

'081 is successfully developed and commercialized, we are entitled to receive royalties from GSK of between 10% and 20% of annual global net sales up to $3.5 billion, and 7.5% for all annual global net sales above $3.5 billion. If a MABA medicine containing '081 is commercialized only as a combination product, such as a MABA/ICS, the royalty rate is 70% of the rate applicable to sales of the single-agent MABA medicine. For single-agent MABA medicines containing an Additional MABA, we are entitled to receive royalties from GSK of between 10% and 15% of annual global net sales up to $3.5 billion, and 10% for all annual global net sales above $3.5 billion. For combination products containing an Additional MABA, such as a MABA/ICS, the royalty rate is 50% of the rate applicable to sales of the single-agent MABA medicine. If a MABA medicine containing '081 is successfully developed and commercialized in multiple regions of the world, we could earn total milestone payments of up to $125.0 million for a single-agent medicine and up to $250.0 million for both a single-agent and a combination medicine. If a MABA medicine containing an Additional MABA is successfully developed and commercialized in multiple regions of the world, we could earn total milestone payments of up to $129.0 million. GSK has no further option rights on any of our research or development programs under the strategic alliance.

  Purchases of Common Stock by GSK

        Prior to 2012 affiliates of GSK purchased an aggregate of 15,725,953 shares of our common stock. On May 16, 2012, we issued and Glaxo Group Limited, an affiliate of GSK, purchased 10,000,000 shares of our common stock at a price of $21.2887 per share, for a total investment of $212.9 million.

        In addition, in 2012 Glaxo Group Limited purchased shares of our common stock pursuant to its periodic "top-up" rights under the Governance Agreement for a total investment of $16.8 million as follows:

	Through February 14, 2013
	Common Stock Shares Purchased	Aggregate Amounts (in thousands)
Purchase dates
February 14, 2012	88,468	$1,603
August 3, 2012	316,334	$8,924
November 2, 2012	280,348	$6,266

        As of February 14, 2013, GSK beneficially owned approximately 26.8% of our outstanding capital stock.

Delivery of Documents to Stockholders Sharing an Address

        A number of brokers with account holders who are Theravance, Inc. stockholders may be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080 Attn: Secretary or contact Bradford J. Shafer, Secretary at (650) 808-6000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford J. Shafer Senior Vice President, General Counsel and Secretary

March 12, 2013

Annual Meeting of Stockholders – April 24, 2013 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Rick E Winningham and Michael W. Aguiar, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Theravance, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 24, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side) Proxy — THERAVANCE, INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report on Form 10-K are available at: http://investor.theravance.com/proxy.cfm IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X THERAVANCE, INC. 01LI8B 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3. For Against Abstain 2. Approve a non-binding advisory resolution regarding executive compensation. For Against Abstain 3. Ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Change of Address — Please print new address below. Comments — Please print your comments below. 1. ELECTION OF DIRECTORS IMPORTANT ANNUAL MEETING INFORMATION Nominees Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01 - Rick E Winningham 02 - Henrietta Holsman Fore 03 - Robert V. Gunderson, Jr. 04 - Arnold J. Levine, Ph.D. 05 - Burton Malkiel, Ph.D. 06 - Peter S. Ringrose, Ph.D. 07 - William H. Waltrip 08 - George M. Whitesides, Ph.D 09 - William D. Young MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 5 4 3 0 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on April 23, 2013. Vote by Internet • Go to www.investorvote.com/THRX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

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PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION DISCUSSION AND ANALYSIS
OTHER MATTERS